Exhibit 2.2

Execution Version

ASSET PURCHASE AGREEMENT

by and among

VIKING ACQUISITION CORP.,

HEALTHEQUITY, INC.,

and

MII LIFE INSURANCE, INCORPORATED D/B/A FURTHER

Dated September 7, 2021

Page

Article I THE TRANSACTION		1
1.1	Purchase and Sale of Assets	1
1.2	Excluded Assets	2
1.3	Liabilities	3
1.4	Consideration	4
1.5	Closing	5
1.6	Subsequent Documentation	5
1.7	Assignability and Consents	6
1.8	Allocation of Consideration	6
1.9	Purchase Price Adjustment	6
1.10	Wrong Pocket	7
Article II REPRESENTATIONS AND WARRANTIES OF SELLER		8
2.1	Organization	8
2.2	Due Authorization	8
2.3	No Breach	8
2.4	Title to Acquired Assets	9
2.5	Litigation	9
2.6	Data Privacy.	9
2.7	Tax Matters	10
2.8	Absence of Certain Developments	11
2.9	Undisclosed Liabilities	11
2.10	Compliance with Laws and Account Agreements	12
2.11	Material Contracts	12
2.12	Permits	13
2.13	Intellectual Property	14
2.14	No Guarantees	17
2.15	Brokers	18
2.16	[INTENTIONALLY OMITTED]	18
2.17	Anti-corruption	18
2.18	Sufficiency and Condition of Acquired Assets	18
2.19	Bankruptcy	18
2.20	Intracompany Arrangements	18

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(continued)

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2.21	Certain Account Matters	19
2.22	[INTENTIONALLY OMITTED]	19
2.23	[INTENTIONALLY OMITTED]	19
2.24	No Other Representations and Warranties	19
Article III REPRESENTATIONS AND WARRANTIES OF BUYER		19
3.1	Organization	19
3.2	Due Authorization	20
3.3	No Breach	20
3.4	Brokers	20
3.5	Litigation	20
3.6	Sufficiency of Funds	20
3.7	No Other Representations and Warranties	21
Article IV PRE-CLOSING COVENANTS		21
4.1	General	21
4.2	Third Person Notices and Consents	21
4.3	Operation of Business	22
4.4	Inspection and Access to Information	22
4.5	Exclusivity	23
4.6	Accrued Interest on Account Deposits in VEBA Accounts	23
4.7	[INTENTIONALLY OMITTED]	23
4.8	Termination of Related Party Contracts	23
4.9	[INTENTIONALLY OMITTED]	23
4.10	Guarantee	23
Article V CONDITIONS TO OBLIGATIONS TO CLOSE		24
5.1	Conditions to Obligation of Buyer	24
5.2	Conditions to Obligation of Seller	25
Article VI SURVIVAL; INDEMNIFICATION		26
6.1	Non-survival of Representations and Warranties	26
6.2	Survival of Covenants	26
6.3	Indemnification by Seller	27

(continued)

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6.4	Indemnification by Buyer	27
6.5	Indemnity as Sole Recourse	27
6.6	Method of Asserting Claims	28
6.7	Limitations on Indemnification	29
6.8	Adjustments to Consideration	29
Article VII TERMINATION		29
7.1	Termination	29
7.2	Effect of Termination	30
Article VIII POST-CLOSING COVENANTS		30
8.1	Agreement Not to Compete or Solicit by Seller and its Affiliates	30
8.2	Tax Matters	32
8.3	Books and Records	33
8.4	Amendments to R&W Insurance Policy	33
8.5	License of Excluded Intellectual Property	33
Article IX MISCELLANEOUS		34
9.1	Press Releases and Public Announcements	34
9.2	Confidentiality	35
9.3	Further Acts and Assurances	35
9.4	No Third-Party Beneficiaries	35
9.5	Entire Agreement	35
9.6	Succession and Assignment	36
9.7	Counterparts	36
9.8	Headings; Definitions	36
9.9	Notices	36
9.10	Governing Law; Venue	37
9.11	Amendments and Waivers	37
9.12	Severability	37
9.13	Expenses	37
9.14	Construction	38
9.15	Incorporation of Exhibits, Annexes and Schedules	38
9.16	Specific Performance	38

List of Annexes

Annex I – Definitions

List of Schedules

Schedule A – VEBA Account Transfer Mechanics

Schedule 1.1(b) – Assumed Contracts

List of Exhibits

Exhibit A-1 -	Form of MHC Consent Documents
Exhibit A-2 -	Form of Consent Documents
Exhibit B -	Allocation Methodology

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 7, 2021, is made and entered into by and among HealthEquity, Inc., a Delaware corporation (“Guarantor”), Viking Acquisition Corp., a Delaware corporation (“Buyer”), MII Life Insurance, Incorporated d/b/a Further, a Minnesota corporation (“MII Life” or “Seller”). Buyer and Seller are sometimes each referred to herein individually as a “Party” and collectively as the “Parties.” A list of defined terms used herein is set forth in the attached Annex I.

RECITALS

A.            The Parties, Guarantor, and Aware Integrated, Inc., a Minnesota nonprofit corporation (“Aware”), entered into that certain Asset and Unit Purchase Agreement, dated as of April 8, 2021 (the “Original Purchase Agreement”) which provides for, among other things, the purchase and sale of the Spending Account Business.

B.            Concurrently with, and as a condition to, the execution of this Agreement, the Parties are entering into that certain Amended and Restated Asset and Unit Purchase Agreement, dated as of the date hereof, to amend and restate the Original Purchase Agreement (the “Primary Purchase Agreement”).

C.            Seller is in the business of, among other things, establishing, administering and providing custodian, designated representative, sub-custodian and other related services for VEBA Accounts (as conducted by Seller and its Affiliates, the “VEBA Business” or “Seller’s VEBA Business”).

D.            Buyer desires to purchase and assume, as applicable, and Seller desires to sell, transfer, convey, assign and deliver, as applicable, (A) the VEBA Accounts and related Acquired Assets, and (B) certain liabilities and obligations of Seller related to the VEBA Accounts and the Acquired Assets, in each case pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, agreements and conditions set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
THE TRANSACTION

1.1            Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase and assume from Seller and Seller agrees to sell, transfer, convey, assign and deliver to Buyer (or its designee) at the Closing, free and clear of any Encumbrances (other than Permitted Encumbrances attributable solely to the Assumed Liabilities), all of Seller’s right, title and interest in and to all of Seller’s property and assets wherever located (except for the Excluded Assets) that are primarily used in the VEBA Business, including the following properties, assets and rights of Seller (collectively, the “Acquired Assets”), without duplication:

(a)            the aggregate VEBA Asset Transfer Amount that is transferred to Buyer (or its designee) in accordance with the terms of this Agreement, including Schedule A hereto;

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(b)            all agreements, contracts, purchase orders and other similar arrangements identified on Schedule 1.1(b) (collectively, the “Assumed Contracts” or the “VEBA Contracts”);

(c)            any contractual claim, right, award, recovery, indemnity, warranty, refund, reimbursement, audit right, duty, obligation, liability or other intangible right in favor of or owed to Seller (other than rights arising under or relating to this Agreement) related to the Acquired Assets or Assumed Liabilities;

(d)            all customer and supplier lists related to the VEBA Accounts and all related telephone and telephone facsimile numbers;

(e)            all Intellectual Property used primarily in the conduct of the VEBA Business which is owned or purported to be owned or under control by Seller together with (i) the right to sue and obtain damages and equitable relief for past, present and future infringement, misappropriation, dilution or violation thereof or unfair competition therewith (including the rights to damages and payments therefor to the extent arising from and after the Closing); (ii) all income, royalties and payments related thereto due or payable; (iii) the right to register, prosecute, maintain and defend such Intellectual Property before any public or private agency or registrar; (iv) any and all corresponding rights that now or hereafter may be secured throughout the world, and all goodwill associated with any of the foregoing; and (v) all information technology, in each case currently used in the operation of the VEBA Business (all of such intangible rights, the “Acquired IP”);

(f)            all claims of Seller against third parties relating to the Acquired Assets or Assumed Liabilities.

1.2            Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of Seller after the Closing:

(a)            All cash, cash equivalents and securities of MII Life and all other deposit accounts, other than the Account Deposits included in the aggregate VEBA Asset Transfer Amount that is transferred to Buyer (or its designee) in accordance with the terms of this Agreement, including Schedule A and other receivables expressly included as Acquired Assets (if any);

(b)            all accounts or notes receivable of, acquired by or assigned to or for the benefit of Seller and not related to the Acquired Assets, Assumed Liabilities or the VEBA Business;

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(c)            all interests in real property and fixtures whether owned or leased;

(d)            all interests in tangible personal property, including any office furniture and furnishings, copying, computer and phone equipment, supplies and other personal property, whether owned or leased;

(e)            all claims for refund(s) of Taxes with respect to periods ending prior to the Closing Date;

(f)            all Seller Benefit Arrangements and all assets, trust agreements or any other funding and administrative Contracts related to such Seller Benefit Arrangements;

(g)            all insurance policies and rights to recovery thereunder;

(h)            all communications between Seller and any of its advisors, including the right to assert attorney client privilege with respect to such communications made with their outside counsel;

(i)            all rights of Seller under the Ancillary Documents and all rights which accrue or will accrue to Seller under this Agreement;

(j)            all Permits;

(k)            all Non-Consenting VEBA Contracts; and

(l)            all other assets of Seller that are not used primarily in the VEBA Business.

1.3            Liabilities.

(a)            Limited Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer (or its designee) agrees to assume and become responsible, from and after the Closing, for the following Liabilities of MII Life, and no other Liabilities of MII Life of any type (the “Assumed Liabilities”):

(i)            subject to the provisions of Section 4.2 hereof, all deposit liabilities, including savings account balances, with respect to the VEBA Accounts; and

(ii)            Liabilities under the Assumed Contracts, except to the extent such Liabilities are required to be performed or are incurred prior to the Closing.

(b)            Excluded Liabilities. Other than the Assumed Liabilities, Buyer assumes no other Liabilities of MII Life, and Buyer shall not be liable or responsible for, be obligated to pay, perform or otherwise discharge, and Seller shall retain, all Excluded Liabilities. For the avoidance of doubt, Excluded Liabilities shall include:

(i)            any Liability relating to any breach or default of any Assumed Contract arising prior to the Closing;

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(ii)            all Taxes related to the Acquired Assets for Pre-Closing Tax Periods;

(iii)            all contractually assumed Taxes of other Persons (except to the extent otherwise assumed hereunder);

(iv)            any and all Taxes allocated to, of or imposed on either Seller;

(v)            all Seller Benefit Arrangements and all liabilities, trust agreements or any other funding and administrative Contracts related to such Seller Benefit Arrangements;

(vi)            any Liability relating to any custodial agreement of either Seller in respect of the VEBA Accounts;

(vii)            any Liability relating to any Non-Consenting VEBA Contracts; and

(viii)            any other Liability of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created, other than an Assumed Liability.

1.4            Consideration.

(a)            The total cash consideration for the Acquired Assets (the “Estimated Consideration”) shall be an amount not to exceed $45,000,000 payable by wire transfer of immediately available funds from Buyer to Seller at the Closing as follows:

(i)            if the Estimated VEBA Asset Transfer Amount is equal to or less than 20.00% of the VEBA Asset Base Amount, then the Estimated Consideration shall be equal to $0.00; and

(ii)            if the Estimated VEBA Asset Transfer Amount is greater than 20% of the VEBA Asset Base Amount, then the Estimated Consideration shall be equal to (A) $45,000,000 multiplied by (B) the quotient (expressed as a percentage rounded to the nearest one-hundredth) of (I)(a) the quotient (expressed as a percentage rounded to the nearest one-hundredth) of (x) the Estimated VEBA Asset Transfer Amount divided by (y) the VEBA Asset Base Amount, less (b) 20.00%, divided by (II) 80.00%.

For illustrative purposes only, if the Estimated VEBA Asset Transfer Amount is $200,000,000.00, then the Estimated Consideration will be $28,390,500.00 calculated as follows:

1.	$200,000,000 ÷ $283,821,707 = 70.47%.

2.	70.47% - 20.00% = 50.47%

3.	50.47% ÷ 80.00% = 63.09%.

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4.	63.09% x $45,000,000 = $28,390,500.00.

For the avoidance of doubt, in no event will any Account Deposits be included in the calculation of the Estimated VEBA Asset Transfer Amount or Final VEBA Asset Transfer Amount to the extent (1) the transfer of such Account Deposits requires the consent of one or more third parties pursuant to the terms of any Assumed Contract between Seller and such third parties and (2) Seller has failed to deliver to Buyer the applicable Consent Document evidencing such consent on or before the Consent Solicitation End Date.

(b)            Pursuant to the terms and conditions of the Assignment and Assumption Agreement, Buyer will assume, from and after the Closing, all of the Assumed Liabilities.

1.5            Closing.

(a)            At least three (3) Business Days prior to the Closing, Seller shall have delivered to Buyer a statement (the “Estimated Closing Statement”) setting forth its good faith estimate of the VEBA Asset Transfer Amount (the “Estimated VEBA Asset Transfer Amount”), and the Estimated Consideration, calculated in accordance with Section 1.4, resulting therefrom. During the period after the delivery of the Estimated Closing Statement and prior to the Closing, Buyer shall have an opportunity to review the Estimated Closing Statement and Seller shall promptly respond to such reasonable inquiries and questions raised by Buyer regarding the Estimated Closing Statement and the calculations contained therein.

(b)            The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely on the later of (a) the second (2nd) Business Day following the date on which the last of the conditions set forth in Article V are fulfilled or waived and (b) February 1, 2022, or at such other time and place as the Parties shall agree in writing (the “Closing Date”). The Closing shall be effective as of 12:01 a.m. Minneapolis time on the Closing Date.

1.6            Subsequent Documentation. Without limiting Section 9.3, Seller and Buyer shall, and shall cause their controlled Affiliates to, at any time and from time to time after the Closing Date, upon the request of the other Party, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further deeds, assignments, transfers and conveyances as may reasonably be required for the assigning, transferring, granting, conveying and confirming to Buyer or its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Acquired Assets and Assumed Liabilities. Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer, its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller for the benefit of Buyer (a) to collect for the account of Buyer all items of the Acquired Assets and (b) to institute and prosecute proceedings in order to assert or enforce any right, title or interest in, to or under the Acquired Assets and to defend or compromise any and all proceedings in respect of any of the Acquired Assets. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

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1.7            Assignability and Consents. At the Closing and effective as of the Closing Date, MII Life shall, and shall cause its controlled Affiliates (as applicable) to, assign to Buyer all of MII Life’s and each applicable Affiliate’s rights under the Assumed Contracts. Notwithstanding the foregoing, no Assumed Contract shall be assigned, or deemed to be assigned, contrary to law or, in the event not permitted, or any applicable consent or approval is not obtained, pursuant to the terms of such Assumed Contract (any such Assumed Contract, a “Non-Assignable Contract”). The performance obligations of MII Life or its applicable Affiliate under a Non-Assignable Contract shall, unless prohibited by law or by the terms of such Non-Assignable Contract, be deemed to be subleased or subcontracted to Buyer until such Non-Assignable Contract has been assigned to Buyer. With respect to Non-Assignable Contracts, MII Life shall, and shall cause its controlled Affiliates (as applicable) to, use commercially reasonable efforts to obtain all necessary consents and approvals and to deliver all required notices to effect assignment thereof to Buyer; provided, however, MII Life and its Affiliates (as applicable) shall (a) not be required to pay any material fee or payment or make any concession to any third party in order to obtain any such consent or amendment, and Buyer acknowledges and agrees that the procurement of any such consent or amendment is not a condition to Buyer’s obligations to effect the Closing except as expressly contemplated by Section 1.4(a), (b) until any necessary consent or approval is obtained, provide Buyer in any arrangement acceptable to Buyer (including a transition services arrangement) the full benefits (including the exercise of rights) and burdens (other than any Excluded Liabilities) under any such Non-Assignable Contracts, including enforcement, at Buyer’s sole expense, for the benefit of Buyer of any and all rights of Seller or any of its controlled Affiliates (as applicable) against a third party arising out of the breach or cancellation of any such Non-Assignable Contract or otherwise, (c) hold all monies paid thereunder in trust for the account of Buyer and (d) remit all such monies without set-off of any kind whatsoever (other than expenses incurred in performing under the Non-Assignable Contracts) to Buyer as promptly as possible. The obligations of the Parties under this Section 1.7 shall survive the Closing. Notwithstanding the foregoing, in no event shall the VEBA Contracts required to be terminated following the Consent Solicitation End Date pursuant to Section 4.2(d) be considered Non-Assignable Contracts.

1.8            Allocation of Consideration. Seller and Buyer shall agree in good faith based on customary methodology on a mutually acceptable allocation of the Consideration among the Acquired Assets prior to Closing. Buyer and Seller shall report, act and file all Tax Returns in all respects and for all purposes consistent with such allocation. Buyer and Seller shall notify and provide the other with reasonable assistance in the event of a Proceeding regarding the allocation determined pursuant to this Section 1.8. None of the Parties shall take any action inconsistent with the allocation prepared in accordance with this Section 1.8.

1.9            Purchase Price Adjustment.

(a)            Following the Closing, but in any event no later than ninety (90) days thereafter, Buyer shall cause to be prepared and delivered to Seller a statement (the “Closing Date Statement”) setting forth its calculation of the VEBA Asset Transfer Amount, and the calculation of the Final Consideration resulting therefrom.

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(b)            Buyer and Seller will work in good faith to resolve any disputes relating to the VEBA Asset Transfer Amount and the calculation of Final Consideration resulting therefrom within ten (10) Business Days after the delivery of the Closing Date Statement to Seller. If Buyer and Seller do not reach an agreement within such period, the dispute will be submitted to an independent public accounting firm which is mutually agreeable to Buyer and Seller (the “Purchase Price Independent Accountants”) for resolution. If issues are submitted to the Purchase Price Independent Accountants for resolution, (i) Seller and Buyer shall furnish or cause to be furnished to the Purchase Price Independent Accountants such work papers and other documents and information relating to the disputed issues as the Purchase Price Independent Accountants may reasonably request and are available to that Party and its agents and shall be afforded the opportunity to present to the Purchase Price Independent Accountants any material relating to the disputed issues and to discuss the issues with the Purchase Price Independent Accountants; and (ii) the determination by the Purchase Price Independent Accountants, as set forth in a notice to be delivered to Seller and Buyer within thirty (30) days after the submission to the Purchase Price Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the Parties, absent manifest error or fraud. The fees and costs of (A) the Purchase Price Independent Accountants for such determination and (B) any enforcement of its determination, shall be borne by Seller and Buyer in inverse proportion as they may prevail on the matters resolved by the Purchase Price Independent Accountants, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Purchase Price Independent Accountants at the time of their resolution of the matters in dispute. The VEBA Asset Transfer Amount, as accepted or as finally agreed or determined, will be the “Final VEBA Asset Transfer Amount” and the Consideration, as accepted or as finally agreed or determined, will be the “Final Consideration.”

(c)            In the event that the Final Consideration (as set forth in the Closing Date Statement or as finally determined pursuant to Section 1.9(b), as the case may be), is less than the Estimated Consideration, Seller shall promptly, and in any event within five (5) Business Days following the final determination of the Final Consideration, pay to Buyer the absolute value of such difference by wire transfer of immediately available funds to an account designated in writing by Buyer. In the event that the Final Consideration (as set forth in the Closing Date Statement or as finally determined pursuant to Section 1.9(b), as the case may be), is greater than the Estimated Consideration, Buyer shall promptly, and in any event within five (5) Business Days following the final determination of the Final Consideration, pay to Seller the absolute value of such difference by wire transfer of immediately available funds to an account designated in writing by Seller.

1.10            Wrong Pocket. If at any time after the Closing (a) Buyer or its designee holds any Excluded Assets or Excluded Liabilities or (b) Seller or any of its Affiliates holds any Acquired Assets or Assumed Liabilities, Buyer or Seller will promptly transfer (or cause to be transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other Party, without further consideration from the other Party. Prior to any such transfer, the Party receiving or possessing any such asset will hold it in trust for such other Party.

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Article II
REPRESENTATIONS AND WARRANTIES OF SELLER

To induce Buyer to enter into this Agreement, Seller represents and warrants, with respect to Seller and the VEBA Business, to Buyer as set forth in this Article II, except as set forth in the disclosure schedules referenced in this Article II delivered by Seller to Buyer (the “Disclosure Schedules”). Such Disclosure Schedules shall be arranged in numbered paragraphs corresponding to the sections and subsections in this Agreement. The disclosures in any part or subpart of the Disclosure Schedules shall qualify other sections and subsections in this Article II to the extent it is reasonably apparent on its face that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Disclosure Schedules (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would reasonably be expected to result in a Material Adverse Effect, or is outside the Ordinary Course of Business.

2.1            Organization. Seller is duly organized, legally existing and in good standing under the laws of its jurisdiction of formation. Seller has all requisite corporate power and authority to own and operate the Acquired Assets and to conduct the VEBA Business as it is now being conducted. Seller is duly qualified to transact business and is in good standing under the laws of every state or jurisdiction in which the nature of its activities or of its properties owned, leased or operated requires such qualification, except where the failure to be so qualified has not, and could not reasonably be expected to have, a Material Adverse Effect.

2.2            Due Authorization. The execution, delivery and performance of this Agreement and the Disclosure Schedules and the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby by Seller, have been duly and validly authorized by all necessary corporate action, in accordance with Applicable Law and Seller’s Constituent Documents. No additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Seller of this Agreement or any of the Ancillary Documents to which it is or will become party. This Agreement and the Ancillary Documents to be executed and/or delivered by Seller pursuant to this Agreement have been or will be prior to the Closing, as applicable, duly and validly executed and delivered by Seller and the obligations of Seller hereunder and thereunder are, or will be upon such execution and delivery (assuming the due authorization, execution and delivery by Buyer), valid, legally binding and enforceable against Seller in accordance with their respective terms, except as the enforceability thereof may be limited by the availability of equitable principles or bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

2.3            No Breach. Seller has full power and authority to sell, assign, transfer, convey and deliver to Buyer the Acquired Assets. The execution and delivery of this Agreement, and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby by Seller will not: (a) violate any provision of Seller’s Constituent Documents, (b) violate any Applicable Laws or Order applicable to Seller, (c) require of Seller any filing with, Permit from, authorization, consent or approval of, or the giving of any notice to, any Person, (d) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give another Person any rights of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, Permit (including but not limited to, any Permits, approvals or authorizations of any Governmental Body), lease, employee benefit plan or other Material Contract to which Seller is a party, or by which the Acquired Assets may be bound, or (e) result in the creation or imposition of any Encumbrance on any of the Acquired Assets.

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2.4            Title to Acquired Assets. Seller holds good, valid and marketable title to all of the Acquired Assets, free and clear of any and all Encumbrances of any kind, nature and description whatsoever (other than Permitted Encumbrances).

2.5            Litigation. There is no Proceeding pending, or to Seller’s Knowledge threatened, by or against Seller related to the VEBA Business or to the Acquired Assets. Seller is not a party to or subject to the provisions of any Order related to the Acquired Assets. There are no Proceedings pending, or to the Knowledge of Seller, threatened that question the legality of the transactions contemplated by this Agreement or any of the other Ancillary Documents or that are reasonably expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or the other Ancillary Documents. Seller is not subject to any outstanding Order that (i) is reasonably expected to be material to the Acquired Assets taken as a whole or (ii) prohibits or otherwise restricts the ability of Seller or any of its Affiliates to consummate fully the transactions contemplated by this Agreement or any other Ancillary Documents.

2.6            Data Privacy.

(a)            With respect to any Personal Data collected, accessed, stored, used, disclosed, transferred, or otherwise processed by Seller with respect to the VEBA Business, in the last three (3) years Seller has complied in all material respects with (i) the terms of all published, posted, and internal agreements, policies, procedures, and notices (“Privacy Policies”), (ii) all applicable laws pertaining to data protection, data privacy, data security, cybersecurity, cross-border data transfer, including without limitation, applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, including all rules and regulations promulgated thereunder, and general consumer protection laws as applied in the context of data privacy, data breach notification, electronic communication, telephone and text message communications, marketing by email or other channels, and other similar laws (“Data Protection Laws”), and (iii) any Contract and/or codes of conduct with respect to the collection, use, disclosure, storage, cross-border transfer, and protection of Personal Data (collectively with Privacy Policies and Data Protection Laws, the “Data Protection Requirements”).

(b)            In the last three (3) years, no notice or Proceeding has been served on, or initiated against, Seller in respect of the VEBA Business under any applicable Data Protection Requirements.

(c)            There are no pending complaints, actions, fines, or other penalties facing MII Life in connection with any Data Protection Law.

(d)            In the last three (3) years, MII Life has not experienced any security breaches or incidents, unauthorized access, use, modification, or disclosure, or other adverse events or incidents related to Personal Data and/or business data and Data Systems that (i) has resulted in or would reasonably be expect to result in a Material Adverse Effect or (ii) would require law enforcement or individual notification or remedial action under any applicable Data Protection Law.

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(e)            MII Life established and maintain, and has maintained, physical, technical, and administrative security measures and policies, that are in material compliance with applicable Data Protection Requirements, that (i) identify internal and organizational risks to the confidentiality, integrity, security, availability of Personal Data and/or business data and Data Systems taking into account the sensitivity of the data or systems; (ii) protect the confidentiality, integrity, security, and availability of the software, systems, and websites that are involved in the collection and/or processing of Personal Data and/or business data and Data Systems; and (iii) maintain notification procedures in compliance with applicable Data Protection Requirements in the case of any breach of security compromising Personal Data and/or business data and Data Systems.

(f)            The execution, delivery, and performance of this Agreement shall not cause, constitute, or result in a breach or violation of any Data Protection Requirement.

2.7            Tax Matters.

(a)            MII Life has filed, or will file in a timely fashion on or before the Closing Date, all Tax Returns that MII Life was required to file on or before the Closing Date. All such Tax Returns are correct and complete in all respects. All Taxes owed by MII Life (whether or not shown on any Tax Return) have been or will be paid prior to their due date. MII Life is currently the beneficiaries of extensions of time within which to file 2020 federal and state Tax Returns. No claim has been made by any Governmental Body in a jurisdiction where MII Life does not file Tax Returns that MII Life is, or may be, subject to taxation by that jurisdiction. There are no Encumbrances on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)            MII Life, has withheld and timely paid all Taxes required to have been withheld and paid by MII Life in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third Person, if any, and all sales, use or value added Taxes have been timely withheld and paid by MII Life to the applicable Governmental Body.

(c)            There is no dispute or claim concerning any Tax Liability of MII Life either (i) claimed or raised by any Governmental Body or (ii) with respect to which MII Life has Knowledge.

(d)            MII Life has not waived or agreed to waive any statute of limitations in respect of Taxes or entered into, or agreed to enter into, any extension of time with respect to a Tax assessment or deficiency.

(e)            MII Life has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. MII Life (i) is not a party to any Tax allocation, sharing, indemnification or similar agreement under which Buyer could be liable for any Taxes or other claims of any Person, or (ii) has no Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

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(f)            There are no requests for rulings in respect of any Taxes pending between MII Life, and any Governmental Body relating to MII Life, the VEBA Business or the Acquired Assets.

2.8            Absence of Certain Developments. Except for the transactions contemplated by this Agreement, the Original Purchase Agreement and the Primary Purchase Agreement, since October 31, 2020, Seller’s VEBA Business has not:

(a)            sold, assigned or otherwise transferred any VEBA Accounts, or disposed of or permitted to lapse any rights in any Permit owned, purported to be owned or used by Seller primarily with respect to the VEBA Business, other than in the Ordinary Course of Business, or acquired any VEBA Accounts outside of the Ordinary Course of Business;

(b)            (i) disposed of, sold, assigned, transferred, licensed, abandoned, granted, pledged, encumbered, dedicated to the public domain or permitted to lapse any rights in any Owned Intellectual Property, other than non-exclusive licenses granted in the Ordinary Course of Business, or (ii) disclosed any Trade Secrets or Source Code to a third party, other than pursuant to a valid and binding confidentiality agreement or other binding obligation of confidentiality that MII Life entered into in the Ordinary Course of Business;

(c)            suffered, sustained or incurred any material Loss related to the VEBA Accounts or waived or released any material right or claim related to the VEBA Accounts, in each case whether or not in the Ordinary Course of Business;

(d)            engaged in any transaction related to the Acquired Assets not in the Ordinary Course of Business;

(e)            subjected any of the Acquired Assets to any Encumbrance (other than Permitted Encumbrances);

(f)            waived, released, instituted, settled or agreed to settle any Proceeding;

(g)            failed to keep in full force and effect insurance in amount and scope of coverage consistent with past practice;

(h)            received notice from any customer, Governmental Body or any other Person, or any group thereof, which is reasonably expected to be material to the VEBA Business;

(i)            materially amended any Assumed Contract or terminated any Material Contract related to the VEBA Business or waived, released or assigned any material rights or claims thereunder; or

(j)            taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

2.9            Undisclosed Liabilities. Except for deposit liabilities with respect to the Account Deposits, Seller has no Liability related to the Acquired Assets, and, to the Knowledge of Seller, there is no basis for any future Proceeding against Seller giving rise to any Liability related to the Acquired Assets.

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2.10            Compliance with Laws and Account Agreements.

(a)            In the last five (5) years, Seller’s VEBA Business, has been operated, and Seller is, in compliance in all material respects with the requirements of all Applicable Laws. Seller has not received any notice of, and Seller has no Knowledge of, any violation of any Applicable Laws, including any violation that would interfere with the sale of the Acquired Assets under this Agreement. Without limiting the foregoing, each of the VEBA Accounts has been originated and administered in compliance in all material respects with the documents governing such VEBA Accounts (including any applicable agreements between MII Life and a VEBA Account holder under which such VEBA Account was established and which contain the terms and conditions applicable to such VEBA Account) and all Applicable Law.

(b)            In connection with Seller’s VEBA Business, neither Seller nor any of its Affiliates, has engaged in or otherwise incurred any material liability with respect to any “prohibited transaction” under Section 4975 of the Code, impermissible inurement under Section 501(c)(9) of the Code, or breach of fiduciary duty under Applicable Law.

(c)            Each program and arrangement for which services are provided by or through Seller’s VEBA Business is administered in accordance with documents that satisfy the requirements of all Applicable Laws for the intended treatment.

(d)            With respect to each party to a VEBA Contract for whom Seller is responsible for delivering notices and/or disclosures that are required by Applicable Law, compliant notices or disclosures, as applicable, have been timely delivered in a manner reasonably calculated to ensure actual receipt by the required recipient and the requirements of Applicable Law have been satisfied.

(e)            Except as required to administer the VEBA Accounts, including but not limited to MII Life’s obligation to file 1099s, 5498s, escheatment filings, NYDFS cybersecurity certification and Medicare secondary reporting, neither MII Life nor any employee, officer, or agent of the VEBA Business has any responsibility in respect of filings with the Internal Revenue Service, or any other governmental entity. To the Knowledge of Seller, all required governmental filings have been timely made.

2.11            Material Contracts. Schedule 2.11 hereto contains a complete and correct listing of all Contracts relating to Seller’s VEBA Business of the types described below to which Seller is a party, or by which Seller is otherwise bound (such Contracts, the “Material Contracts”):

(a)            that gave rise to revenues or Liabilities related to the Acquired Assets in excess of $100,000 during the 2020 calendar year;

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(b)            each Intellectual Property License, but excluding (i) any “ shrink wrap” or similar license for Software that is all of the following: (A) generally commercially available, (B) licensed to MII Life (including on a “software-as-a-service” basis) pursuant to a non-exclusive license for a total annual cost of $50,000 or less, and (C) not included in or necessary for the use, development, or maintenance of any Products and Services or the Owned Intellectual Property, and (ii) non-exclusive licenses granted to customers or resellers in the Ordinary Course of Business;

(c)            relating to Indebtedness or to the mortgaging, pledging or otherwise placing an Encumbrance on any Acquired Assets;

(d)            that limits or purports to limit the ability of Seller or any of its Affiliates to (i) solicit or hire any Person, (ii) acquire any product or other asset or any service from any other Person, (iii) develop, sell, supply, distribute, offer support to or service any product or any technology or other asset to or for any other Person, (iv) charge certain prices pursuant to a “most-favored nation” or similar clause or (v) operate in any market (whether based on geography, industry or otherwise) or through any distribution channel;

(e)            which prohibits Seller or any of its Affiliates from freely engaging in business anywhere in the world;

(f)            with any Affiliate of Seller; or

(g)            any other Contract (or group of related Contracts) that is material to the operation of Seller’s VEBA Business.

Seller has made available to Buyer a correct and complete copy of each written Material Contract and/or Assumed Contract (in each case, as amended to date) and a complete description of each oral Material Contract and/or Assumed Contract or, where multiple Material Contracts and/or Assumed Contracts are on the same form, a copy of each separate form of Material Contract and/or Assumed Contract. Each Material Contract and/or Assumed Contract is legal, valid, binding, enforceable and in full force and effect, and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby. Seller is not in default under any Material Contract and/or Assumed Contract, and no event has occurred that with notice or lapse of time or both would constitute a breach or default, or permit termination, modification or acceleration, thereunder by Seller, to the Knowledge of Seller, by any other party thereto. Except as set forth in Schedule 2.3(c), no consent or approval to assignment of the Account Deposits and/or Assumed Contracts, or to the transactions contemplated hereby is required. To the Knowledge of Seller, no other party has repudiated any provision of any Material Contract and/or Assumed Contract.

2.12            Permits. Schedule 2.12 contains a correct and complete list of all Permits necessary or obtained by Seller for the operation of the VEBA Business. Each Permit has been received, is in full force and effect and is transferable in full with the Acquired Assets to Buyer without the need to obtain any consent, authorization or approval of any Person. Any applications for the renewal or transfer of any such Permit that are due prior to the Closing shall have been timely filed prior to the Closing. No Proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending or, to the Knowledge of Seller, threatened. No administrative or governmental action has been taken or, to the Knowledge of Seller, threatened in connection with the expiration, continuance or renewal of any such Permit.

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2.13            Intellectual Property.

(a)            Seller exclusively owns or has valid and enforceable rights to use all right, title and interest in and to all Intellectual Property used, held for use or necessary to the operation of the VEBA Business, including the Acquired IP, free and clear of any Encumbrances. The Owned Intellectual Property is sufficient for the conduct of the VEBA Business as currently conducted. Except for any Intellectual Property provided pursuant to the Transition Services Agreement (as defined in the Primary Purchase Agreement), all Intellectual Property used, held for use, or necessary to the operation of the VEBA Business is Owned Intellectual Property or Intellectual Property subject to an Intellectual Property License.

(b)            At the Closing, Seller will have conveyed and transferred to Buyer, pursuant to this Agreement, all Acquired IP and Buyer will have received from Seller the right to use all of the Acquired IP, free and clear of any Encumbrances, and on the same terms and conditions as in effect prior to the Closing Date.

(c)            Schedule 2.13(c) sets forth a true, complete and accurate list of (i) all United States, international, and foreign (A) patents and patent applications, (B) trademarks, service marks and applications for registrations of trademarks and service marks (including intent to use applications), (C) domain names and social media accounts, (D) registered copyrights and applications for copyright registration and (E) any other Intellectual Property rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Body, included in the Acquired IP, including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made (“Registered Intellectual Property”), and (ii) all Software included in the Acquired IP that is used by, necessary for, or otherwise material to Seller’s VEBA Business (the “Proprietary Software”). All registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting and maintaining such Registered Intellectual Property and recording Seller’s ownership interests therein. The Registered Intellectual Property is valid, enforceable and subsisting.

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(d)            Neither the conduct of Seller’s VEBA Business as currently conducted or previously conducted, the Acquired Assets, nor the use of the Owned Intellectual Property (i) infringes, misappropriates, violates, dilutes or otherwise conflicts with, or has infringed, misappropriated, violated, diluted or otherwise conflicted with, any rights of any Person in respect of any Intellectual Property, or (ii) constitutes unfair competition or unfair trade practices under the laws of any jurisdiction. To the Knowledge of Seller none of the Owned Intellectual Property is being infringed upon, violated or misappropriated or otherwise used or available for use by any other Person. There have been no Proceedings filed, and Seller has not received any written allegations or threats, in each case with respect to or otherwise related to (x) the infringement, misappropriation or other violation of any Intellectual Property of any third party, (y) any breach of any Intellectual Property License or other agreement pursuant to which Seller is a licensee of any Intellectual Property, or (z) contesting or otherwise challenging Seller’s ownership of any Owned Intellectual Property or the validity of any Owned Intellectual Property or the right of Seller to exercise its rights in any Owned Intellectual Property. Seller (with respect to the VEBA Business) has not received any written communication that involves an offer to license or grant any rights or immunities under any third party Intellectual Property.

(e)           None of the Acquired IP is subject to any Proceeding, Contract, or stipulation restricting in any manner the use, transfer, or licensing by Seller of any Owned Intellectual Property or that may affect the validity, use, or enforceability of any such Owned Intellectual Property. No Intellectual Property License grants any third party exclusive rights to or under any Owned Intellectual Property or, grants any third party the right to sublicense any Owned Intellectual Property.

(f)           Seller (in connection with the VEBA Business) has taken commercially reasonable steps in accordance with standard industry practices to maintain and protect the Trade Secrets and proprietary information and has preserved the confidentiality of all nonpublic or confidential information used in connection with the VEBA Business. All use, disclosure, or appropriation of any confidential or nonpublic information owned by Seller (in connection with the VEBA Business) to a third party has been pursuant to the terms of a written Contract between Seller (in connection with the VEBA Business), and such third party. Each current and each former employee, consultant, and independent contractor of Seller (in connection with the VEBA Business) who has or had access to any confidential or non-public information included in the Owned Intellectual Property has executed and delivered to Seller a written agreement regarding the protection of such confidential or non-public information. To the Knowledge of Seller, no current or former employee, consultant, independent contractor or agent of Seller (in connection with the VEBA Business) has misappropriated any trade secrets or other confidential, non-public, or proprietary information of any other Person in the course of the performance of his or her duties as an employee, consultant, independent contractor, or agent of any of the foregoing.

(g)            No current or former employee, consultant, or independent contractor of Seller has any right, license, claim, or interest whatsoever in or with respect to any Owned Intellectual Property and Seller has secured from all current and all former employees, consultants, and independent contractors thereof who independently or jointly contributed to the conception, reduction to practice, creation, or development of any Owned Intellectual Property (each such consultant, employee, and independent contractor a “Company Contributor”) unencumbered, unrestricted, and exclusive ownership of all such Company Contributor’s Intellectual Property in such contribution which Seller does not already own by operation of law and no such Company Contributor has retained any rights or licenses with respect thereto. Without limiting the foregoing, Seller has obtained from each such Company Contributor valid, enforceable and fully executed proprietary information and inventions assignment agreements which fully and effectively assign, convey and otherwise transfer to Seller unencumbered, unrestricted and exclusive ownership of all of such Company Contributor’s rights in and to any Owned Intellectual Property.

(h)            To the extent that any third party owned Intellectual Property is incorporated into, integrated or bundled with, or used by Seller in the development, manufacture, compilation, use, or other exploitation of any of the Products and Services, Seller has all necessary rights to use or exploit all such third party owned Intellectual Property, subject to the terms of any applicable Intellectual Property License.

(i)            None of the Proprietary Software contains, is derived from, or is distributed, integrated, or bundled with any Software or other materials, including any Software or materials that are distributed as “free software,” “open source software,” or under similar licensing or distribution terms (including the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, and other licenses of a similar type or kind), that would: (i) require or condition the use or distribution of any Owned Intellectual Property or Proprietary Software on the disclosure, licensing, or distribution of any portion of the Owned Intellectual Property or Proprietary Software, (ii) require Seller to distribute or make available any Owned Intellectual Property or Proprietary Software, or (iii) otherwise impose any limitation, restriction, waiver of rights, or condition on the right or ability of Seller to use or distribute any Owned Intellectual Property or Proprietary Software.

(j)             No (i) funding, facilities, or personnel of any Governmental Body, or (ii) funding, facilities, or personnel of a university, college, or other educational institution or research center was used in the development of any Owned Intellectual Property or Proprietary Software.

(k)           Seller is not now and has never been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate Seller to grant or offer to any Person or other third party any license or right to any Owned Intellectual Property. Additionally, no Owned Intellectual Property was acquired from any Person or other third party which is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to have required or obligated such Person or other third party to grant or offer to any other Person or other third party any license or right to such Acquired IP. Seller does not have a present obligation (and there is no substantial basis to expect that there will be a future obligation) to grant or offer to any other Person or any other third party any license or right to any Owned Intellectual Property by virtue of Seller’s or any other Person’s or other third party’s membership in, promotion of, or contributions to any industry standards body or any similar organization.

(l)            Neither Seller, nor any other Person acting on behalf of Seller has disclosed or delivered to any third party, agreed to disclose or deliver to any third party, or permitted the disclosure or delivery from any escrow agent or other third party, any Source Code. No event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by Seller or any other Person acting on their behalf of any Source Code. There is no Contract pursuant to which Seller has deposited, or is or may be required to deposit, with an escrow agent or any other Person any Source Code.

(m)            Seller maintains (i) machine readable copies of all Proprietary Software and (ii) reasonably complete technical documentation or user manuals for material releases or versions thereof currently in use, currently made available to customers, or currently supported. Seller possesses at least one copy of the Source Code, and all Source Code is maintained in strict confidentiality and in accordance with at least industry-standard safekeeping for proprietary source code.

(n)           The IT Systems: (i) are sufficient in all material respects for the current needs in the operation of Seller’s VEBA Business as currently conducted, (ii) have not been subject, in the past twenty-four (24) months, to any material failures, crashes, security breaches, or other materially adverse events affecting the IT Systems which has caused material disruption to the businesses of Seller, and (iii) provide for the back-up and recovery of material data consistent with recovery plans, procedures, and facilities implemented by Seller. The information stored in the IT Systems has been adequately protected by Seller from unauthorized use, access, or modification by any Person. None of the IT Systems, Proprietary Software or Products and Services contains any computer code or any other mechanisms which may (x) disrupt, disable, erase, or harm in any way any of the foregoing’s operation, or cause any of the foregoing to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (y) permit any Person to access without authorization any of the foregoing or any product or system containing or used in conjunction with any of the foregoing.

(o)           All of the Seller-Provided IP is either owned by Seller or its Affiliates or is used by Seller or its Affiliates pursuant to a valid Contract, which Contract permits Seller or its Affiliates to legally and validly license or provide access to the Seller-Provided IP to Buyer pursuant to the Transition Services Agreement (as defined in the Primary Purchase Agreement).

(p)            The Products and Services currently comply in all material respects with all applicable warranties and contractual commitments relating to the use, functionality, and performance of the Products and Services (except for failures to meet service level agreements, none of which are material to Seller’s VEBA Business), and there are no pending or, to the Knowledge of Seller, threatened Proceedings relating to Seller’s VEBA Business alleging any such failure.

2.14           No Guarantees. None of the Assumed Liabilities are guaranteed by or subject to a similar contingent obligation of any other Person. Seller has not guaranteed or become subject to similar contingent obligations in respect of Liabilities of any other Person. There are no outstanding letters of credit, surety bonds or similar instruments in connection with or relating to Seller’s VEBA Business or the Acquired Assets.

2.15            Brokers. Except for Wells Fargo Securities, LLC, Seller has not employed or engaged any broker, finder, agent, banker or third Person, nor has it otherwise dealt with anyone purporting to act in the capacity of a finder or broker in connection with the transactions contemplated hereby. No commissions, finder’s fees or like charges have been or will be incurred by Seller that is chargeable to the VEBA Business or the Acquired Assets, Seller, or Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Any such commissions, finders’ fees or like charges shall be directly chargeable to Seller as contemplated by the terms of this Agreement.

2.16             [INTENTIONALLY OMITTED].

2.17            Anti-corruption. Seller represents that the VEBA Business and each of its owners, directors, officers, employees, and agents, and each other Person acting on their behalf, (i) are and at all times have been, in compliance with all applicable U.S. (federal, state, and local) anti-corruption laws, rules, and regulations, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption laws (the “Anti-Corruption Laws”), and (ii) have not been charged with or convicted of violating any Anti-Corruption Law, or received any notice, request, or citation, or been made aware of any allegation, investigation (formal or informal), inquiry, action, charge, or proceeding with regard to a potential violation of any Anti-Corruption Law. Seller has developed and implemented an anti-corruption compliance program that includes internal controls and policies and procedures sufficient to provide reasonable assurances that the VEBA Business is in compliance with all applicable Anti-Corruption Laws.

2.18            Sufficiency and Condition of Acquired Assets. Except as set forth in Schedule 2.18, the Acquired Assets constitute all of the tangible and intangible assets (including Intellectual Property) primarily used or held for use by Seller in connection with the VEBA Business as currently conducted and as currently contemplated to be conducted. Except as set forth in Schedule 2.18, together with the services to be provided under the Transition Services Agreement (as defined in the Primary Purchase Agreement), the Acquired Assets are sufficient to enable Buyer to conduct the VEBA Business after the Closing in substantially the same manner as conducted by Seller at the Closing. The Acquired Assets are in good operating condition and repair (ordinary wear and tear excepted) and are suitable for such Acquired Assets’ intended use in the operation of Seller’s VEBA Business as currently conducted.

2.19            Bankruptcy. Seller is not involved in any Proceeding by or against it as a debtor before any Governmental Body under the United States Bankruptcy Code or any other insolvency or debtors’ relief act or Applicable Law or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of the Acquired Assets. Seller is not, and after giving effect to the consummation of the transactions contemplated at the Closing, or will be “insolvent” within the meaning of Section 101(32) of Title 11 of the United States Code or any applicable state fraudulent conveyance or transfer Applicable Law.

2.20          Intracompany Arrangements. Except for employment-related arrangements and the payment of compensation and benefits in the ordinary course of business, no current officer, manager, director or Affiliate of Seller is a party to any Contract, or business relationship with, or has any material interest in any property used by, Seller’s VEBA Business.

2.21            Certain Account Matters. All of the VEBA Accounts consist of cash and actively traded securities, and there are no contractual or, to the Knowledge of Seller, legal restrictions on the ability to change the investment and/or cash placement options for any such VEBA Accounts.

2.22            [INTENTIONALLY OMITTED].

2.23            [INTENTIONALLY OMITTED].

2.24         No Other Representations and Warranties. Except with respect to the representations and warranties of Seller set forth in this Agreement, the Primary Purchase Agreement or the Ancillary Documents, Seller makes no guarantees, representations or warranties to Buyer in connection with this Agreement, the Primary Purchase Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby, or the Acquired Assets, and hereby disclaims all liability and responsibility for any statement or information made, communicated or furnished (orally or in writing) to Buyer, other than in this Agreement, the Primary Purchase Agreement or the Ancillary Documents, including without limitation any opinion, information, projection, or advice that may have been or may be provided to Buyer by Seller in anticipation of the transactions contemplated hereby or thereby, including any information, documents or material made available by Seller to Buyer in connection with Buyer’s due diligence process. Buyer expressly acknowledges and agrees that Buyer is not relying on any other representations or warranties of Seller, including the accuracy or completeness of any such other representations and warranties, whether express or implied. Except as set forth in this Agreement, the Acquired Assets shall be sold, assigned, transferred, conveyed and delivered to Buyer on the Closing Date “AS IS, WHERE IS” without any warranty or recourse whatsoever against Seller. SELLER DOES NOT MAKE AND EXPRESSLY DISCLAIMS, AND BUYER EXPRESSLY WAIVES, ANY WARRANTIES OTHER THAN SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, THE PRIMARY PURCHASE AGREEMENT AND IN ANY ANCILLARY DOCUMENT, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, REGARDLESS OF WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR ALLEGEDLY ARISING FROM ANY USAGE OR ANY TRADE OR FROM ANY COURSE OF DEALING.

Article III
REPRESENTATIONS AND WARRANTIES OF BUYER

To induce Seller to enter into this Agreement, Buyer represents and warrants to Seller as set forth in this Article III.

3.1            Organization. Each of Buyer and Guarantor is duly incorporated, legally existing and in good standing under the laws of the State of Delaware. Each of Buyer and Guarantor has all requisite power and authority to own, operate and lease its properties and assets and to conduct its business as it is now being conducted.

3.2            Due Authorization. The execution, delivery and performance of this Agreement and the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in accordance with Applicable Law and each of Buyer’s and Guarantor’s Constituent Documents. No additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Buyer or Guarantor of this Agreement or any of the Ancillary Documents to which it is or will become party. This Agreement and the Ancillary Documents to be executed and/or delivered by Buyer and/or Guarantor pursuant to this Agreement have been duly and validly executed and delivered by Buyer and/or Guarantor, as applicable, and the obligations of Buyer and/or Guarantor hereunder and thereunder, as applicable, are, or will be upon such execution and delivery (assuming the due authorization, execution and delivery by Seller), valid, legally binding and enforceable against Buyer and/or Guarantor, as applicable, in accordance with their respective terms, except as the enforceability thereof may be limited by the availability of equitable principles or bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

3.3            No Breach. Each of Buyer and Guarantor has full power and authority to otherwise perform its obligations under this Agreement and the Ancillary Documents to be executed and/or delivered pursuant hereto. The execution and delivery of this Agreement, and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby by each of Buyer and Guarantor will not: (a) violate any provision of Buyer’s and/or Guarantor’s Constituent Documents, (b) violate any Applicable Laws or Order applicable to Buyer and/or Guarantor, (c) require of Buyer and/or Guarantor any filing with, Permit from, authorization, consent or approval of, or the giving of any notice to, any Person or (d) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give another Party any rights of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, Permit (including but not limited to, any Permits, approvals or authorizations of any Governmental Body), lease, employee benefit plan or other Contract to which Buyer and/or Guarantor is a party, or by which Buyer and/or Guarantor may be bound, in each case of the foregoing clause (d), so as to have a material adverse effect on the ability of Buyer and/or Guarantor to consummate the transactions contemplated by this Agreement.

3.4            Brokers. Neither Buyer nor Guarantor has employed or engaged any broker, finder, agent, banker or third Person, nor has either of them otherwise dealt with anyone purporting to act in the capacity of a finder or broker in connection with the transactions contemplated hereby, in each case for which Seller could become liable or obligated.

3.5             Litigation. There is no Proceeding pending against or by Buyer or Guarantor which, if adversely determined, could reasonably be expected to impair the ability of Buyer or Guarantor to perform its obligations hereunder in any material manner, and to the Knowledge of Buyer, no such Proceeding is or has been threatened against Buyer or Guarantor.

3.6            Sufficiency of Funds. At the Closing, Buyer will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Consideration and consummate the transactions contemplated by this Agreement.

3.7          No Other Representations and Warranties. Except with respect to the representations and warranties of Buyer set forth in this Agreement, the Primary Purchase Agreement or the Ancillary Documents, Buyer makes no guarantees, representations or warranties to Seller in connection with this Agreement, the Primary Purchase Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby, and hereby disclaims all liability and responsibility for any statement or information made, communicated or furnished (orally or in writing) to either Seller, other than in this Agreement, the Primary Purchase Agreement or the Ancillary Documents, including without limitation any opinion, information, projection, or advice that may have been or may be provided to either Seller by Buyer in anticipation of the transactions contemplated hereby or thereby, including any information, documents or material made available by Buyer to either Seller. Each Seller expressly acknowledges and agrees that Seller is not relying on any other representations or warranties of Buyer, including the accuracy or completeness of any such other representations and warranties, whether express or implied. BUYER DOES NOT MAKE AND EXPRESSLY DISCLAIMS, AND EACH SELLER EXPRESSLY WAIVES, ANY WARRANTIES OTHER THAN BUYER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, THE PRIMARY PURCHASE AGREEMENT AND IN ANY ANCILLARY DOCUMENT, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, REGARDLESS OF WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR ALLEGEDLY ARISING FROM ANY USAGE OR ANY TRADE OR FROM ANY COURSE OF DEALING.

Article IV
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

4.1            General. Each of the Parties will use commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article V).

4.2            Third Person Notices and Consents.

(a)            Seller will give any notices to third Persons and use commercially reasonable efforts to obtain those third Person consents and approvals, in each case in form and substance acceptable to Buyer, that are necessary under any of the Assumed Contracts or Applicable Law to transfer any of the Acquired Assets and to consummate the transactions contemplated by this Agreement, it being understood that (i) Seller shall not be required to pay any material fee or payment or make any concession to any third party in order to obtain any such consent or amendment and (ii) Seller’s delivery to Buyer of any such consents and approvals shall not be a condition to Closing except as expressly contemplated by Section 1.4(a).

(b)            In furtherance and not in limitation of the foregoing, from and after the date hereof until November 30, 2021 (the “Consent Solicitation End Date”), each of the Parties will use commercially reasonable efforts to obtain the consent of each counterparty to a VEBA Contract to the transfer of the applicable VEBA Account, it being understood and agreed that each such consent shall be solicited pursuant to, in the case of the Minnesota Healthcare Consortium, the form of amendment, assumption and/or novation agreements attached hereto as Exhibit A-1 (as may be amended by mutual agreement of the Parties, such agreement not to be unreasonably withheld, conditioned or delayed) and in all other cases, the form of amendment, assumption and/or novation agreements attached hereto as Exhibit A-2 (as may be amended by mutual agreement of the Parties, such agreement not to be unreasonably withheld, conditioned or delayed) (collectively, with any amendments mutually agreed upon by the Parties, the “Consent Documents”).

(c)            MII Life and Buyer shall develop a mutually acceptable joint communication plan (the “Communication Plan”) to educate counterparties to any underlying VEBA Contracts (e.g., Account holders) about the benefits of the VEBA Accounts that will be available from Buyer or its Affiliates to such customers as of the Closing, provided that any reasonable and documented out-of-pocket expenses incurred by MII Life in connection with this Section 4.2(c) shall be borne solely by Buyer.

(d)             If no consent is obtained by means of a fully executed Consent Document with respect to a particular VEBA Contract on or before the Consent Solicitation End Date (a “Non-Consenting VEBA Contract”), Seller will provide written notice to such VEBA Contract counterparty that such Non-Consenting VEBA Contract will be terminated effective January 31, 2022 or such earlier time as may be permitted, or later time as may be required by, the applicable Non-Consenting VEBA Contract.

4.3            Operation of Business. Seller will use reasonable best efforts to keep the VEBA Business and the Acquired Assets intact. With respect to the VEBA Business, Seller will not engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business other than the transactions contemplated by this Agreement or the Primary Purchase Agreement, or any actions necessary to implement a “quiet period” prior to Closing (solely to the extent such “quiet period” is mutually agreed between Seller and Buyer) during which VEBA Account holders will not be able to make deposits or withdrawals without the prior written consent of Buyer. Without limiting the generality of the foregoing, other than as contemplated by this Agreement or the Primary Purchase Agreement, or any actions necessary to implement a “quiet period” prior to Closing (solely to the extent such “quiet period” is mutually agreed between Seller and Buyer) during which VEBA Account holders will not be able to make deposits or withdrawals without the prior written consent of Buyer, MII Life will not engage in any practice, take any action or enter into any agreement of the sort described in Section 2.8 without the prior written consent of Buyer.

4.4            Inspection and Access to Information. Seller will make available to Buyer and its representatives for inspection and review in a timely manner all properties, books, records, accounts and documents of or relating to the assets, liabilities or operations of the VEBA Business upon reasonable advance notice, at such times as are mutually agreed upon by Buyer and Seller from time to time, and permit access (including electronic access) to other third Persons reasonably required for verification of any information so obtained.

4.5            Exclusivity. Until the earlier of the Closing or the termination of this Agreement in accordance with Article VII, Seller agrees that neither Seller, nor any of its controlled Affiliates or any of its or its controlled Affiliates’ directors, officers, managers, employees, attorneys, investment bankers, accountants, agents, advisors or other representatives shall, directly or indirectly, solicit, initiate or engage in (including by way of furnishing information) or participate in any discussions or negotiations regarding or furnish any action with respect to any negotiations, proposals, or offers of any kind with respect to the disposition of Seller or part or all of the VEBA Business (whether by asset sale, merger, acquisition, business combination, reorganization, recapitalization, unit issuance, unit issuance, debt or equity investment, consolidation or similar transaction). If Seller, or any of its Affiliates or any of its or its Affiliates’ directors, officers, managers, employees, attorneys, investment bankers, accountants, agents, advisors or other representatives receives an offer to purchase or acquire (in each case, whether by asset sale, merger, acquisition, business combination, reorganization, recapitalization, unit issuance, unit issuance, debt or equity investment, consolidation or similar transaction) part or all of the VEBA Business, Seller shall, within five (5) Business Days of the receipt of such offer, provide written notice of such offer to Buyer along with the details thereof (including the identity of such Person and copies of any proposals and the specific terms and conditions discussed or proposed). During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement, Seller shall exercise its rights under any confidentiality agreement with any Person (other than Buyer) relating to a proposed transaction to direct such Person to return or destroy any confidential information of Seller provided thereunder.

4.6            Accrued Interest on Account Deposits in VEBA Accounts. On the Closing Date, MII Life shall deposit into each VEBA Account all accrued but previously unpaid interest payable on such VEBA Account through such date (including a prorated amount of interest in the event the Closing Date occurs mid-month).

4.7             [INTENTIONALLY OMITTED].

4.8             Termination of Related Party Contracts. Effective as of the Closing, except as set forth on Schedule 4.7, each Contract between Seller in respect of the VEBA Business, on the one hand, and any Affiliate of Seller, on the other the hand (each, a “Related Party Contract”), will be automatically terminated and of no further effect, with no further liability of any party thereto, and Seller shall execute any and all instruments reasonably requested by Buyer in connection therewith.

4.9             [INTENTIONALLY OMITTED].

4.10            Guarantee. The Guarantor hereby unconditionally and irrevocably guarantees, as primary obligor, to Seller the payment by Buyer of all of Buyer’s covenants, obligations and agreements set forth in this Agreement, including, without limitation, the obligation of Buyer to pay the Consideration at the Closing in accordance with the terms herein. The Guarantor hereby waives suretyship defenses, demand of payment, protest and notice of dishonor or nonperformance of any such guaranteed obligation, and Seller may institute a legal proceeding directly against the Guarantor to enforce their rights under this Agreement, without first instituting a legal proceeding against Buyer. The obligations of the Guarantor hereunder shall terminate, and shall have no further force or effect upon the Closing.

Article V
CONDITIONS TO OBLIGATIONS TO CLOSE

5.1            Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer in its sole and absolute discretion) of the following conditions on or before the Closing Date:

(a)            the representations and warranties set forth in Article II hereof shall be correct and complete in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (other than representations and warranties that are qualified by materiality, Material Adverse Effect, or similar qualifications, which shall be correct and complete in all respects), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been correct and complete on and as of such date;

(b)            Seller shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by them under this Agreement prior to the Closing;

(c)            Seller shall have delivered to Buyer evidence reasonably satisfactory to Buyer of the release of all Encumbrances related to the Acquired Assets (other than Encumbrances solely attributable to Assumed Liabilities);

(d)           no Proceeding shall be pending or threatened before any Governmental Body wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(e)            Seller shall have delivered to Buyer a certificate from the Secretary of State of the state of Minnesota, confirming that Seller is in good standing;

(f)             the transactions contemplated by the Primary Purchase Agreement have been consummated;

(g)           Seller and/or its Affiliates shall have executed and delivered to Buyer each and all of the following, in each case, in form and substance reasonably satisfactory to Buyer:

(i)            a bill of sale (the “Bill of Sale”) and such other instruments of sale, transfer, conveyance and assignment as Buyer and its counsel may reasonably request in order to consummate the transactions contemplated hereby;

(ii)           an assignment and assumption agreement (the “Assignment and Assumption Agreement”) and such other instruments of assignment as Buyer and its counsel may reasonably request in order to consummate the transactions contemplated hereby;

(iii)            an intellectual property assignment agreement pursuant to which Seller will assign, transfer and convey the Acquired IP to Buyer (the “Intellectual Property Assignment Agreement”);

(iv)            a bring down certificate of an officer of Seller;

(v)            a copy of the resolutions adopted by Seller’s governing body authorizing the execution of this Agreement, the Ancillary Documents and the consummation of the transactions contemplated herein and therein certified as of the date hereof, and signed by the secretary of Seller; and

(vi)            such other documents or instruments as Buyer may reasonably request to effect the transactions contemplated hereby.

(h)            all filings required pursuant to the HSR Act with respect to the transactions contemplated herein shall have been made and any approvals required thereunder shall have been obtained or the applicable waiting period required thereby shall have expired or have been terminated; and

(i)            the transfer of the VEBA Asset Transfer Amount to Buyer’s designee in accordance with this Agreement, including Schedule A, shall have occurred.

5.2            Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller in its sole and absolute discretion) of the following conditions on or before the Closing Date:

(a)            the representations and warranties set forth in Article III hereof shall be correct and complete in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (other than representations and warranties that are qualified by materiality, material adverse effect, or similar qualifications, which shall be correct and complete in all respects), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been correct and complete on and as of such date;

(b)            Buyer shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

(c)            no Proceeding shall be pending or threatened before any Governmental Body wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(d)            Buyer shall have delivered to Seller a certificate from the Secretary of State of its jurisdiction of formation confirming that Buyer is in good standing;

(e)            all filings required pursuant to the HSR Act and any similar or related Law with respect to the transactions contemplated herein shall have been made and any approvals required thereunder shall have been obtained or the applicable waiting period required thereby shall have expired or have been terminated;

(f)             the transactions contemplated by the Primary Purchase Agreement have been consummated; and

(g)            Buyer shall have executed and delivered to Seller each and all of the following:

(i)             the Bill of Sale;

(ii)            the Assignment and Assumption Agreement;

(iii)            the Intellectual Property Assignment Agreement;

(iv)            a bring down certificate of an officer of Buyer in form and substance reasonably satisfactory to Seller; and

(v)            such other documents or instruments as Seller may reasonably request to effect the transactions contemplated hereby.

Article VI
SURVIVAL; INDEMNIFICATION

6.1          Non-survival of Representations and Warranties. The representations and warranties made by Seller in this Agreement or in any certificate delivered by Seller pursuant to this Agreement shall expire and be of no further force and effect as of the Closing. From and after the Closing, except in the event of fraud, Buyer’s sole and exclusive recourse and remedy for the inaccuracy or breach of a representation or warranty made by Seller in this Agreement or in any certificate delivered by Seller pursuant to this Agreement shall be to assert a claim under the R&W Insurance Policy, if any. After the Closing, except in the event of fraud, Buyer may not bring a claim against Seller for the inaccuracy or breach of a representation or warranty made by Seller in this Agreement or in any certificate delivered by Seller pursuant to this Agreement. The representations and warranties made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement shall expire and be of no further force and effect as of the Closing. After the Closing, except in the event of fraud, Seller may not bring a claim against Buyer for the inaccuracy or breach of a representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement.

6.2            Survival of Covenants. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.

6.3            Indemnification by Seller. Subject to the limitations set forth in this Agreement, including the limitations set forth in Section 6.5, Seller agrees to indemnify in full, defend and hold harmless Buyer, Buyer’s Affiliates and their respective directors, officers, managers, employees, agents and owners (collectively, the “Buyer Indemnified Parties”) from and against any loss, Liability, Tax, settlement payment, award, judgment, fine, penalty, deficiency, damage, cost or expense (including arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel), including any of the foregoing relating to, resulting from or arising out of any action, suit, administrative proceeding, investigation, defense, audit or other Proceeding brought by any Person and any settlement or compromise thereof, but excluding, except to the extent payable to a third party, consequential, special, indirect, and punitive damages (collectively, “Losses”) in connection with, arising from or as a result of any of the following:

(a)           any breach of, or failure to perform, any agreement or covenant of Seller contained in this Agreement or any of the Ancillary Documents;

(b)            any fraud by Seller or its Affiliates; or

(c)            any Excluded Assets (other than any Acquired Assets under the Primary Purchase Agreement) or any Excluded Liability.

All indemnification rights hereunder shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation, inquiry or examination made for or on behalf of, or any Knowledge of, Buyer and/or any of the other Buyer Indemnified Parties or the acceptance by Buyer of any certificate or opinion.

6.4            Indemnification by Buyer. Subject to the limitations set forth in this Agreement, including the limitations set forth in Section 6.5, Buyer agrees to indemnify in full, defend and hold harmless Seller, its entity Affiliates and its and their respective directors, officers, managers, employees, agents and owners (collectively, the “Seller Indemnified Parties”) against any Losses in connection with, arising from or as a result of any of the following:

(a)            any breach of, or failure to perform, any agreement or covenant of Buyer contained in this Agreement or the Ancillary Documents;

(b)            any fraud by Buyer or its Affiliates; or

(c)            any Assumed Liability.

6.5            Indemnity as Sole Recourse. Without limiting the survival provisions set forth in Section 6.1, the Parties acknowledge and agree that their sole and exclusive post-Closing remedy with respect to any and all claims (other than claims arising from fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VI. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Applicable Law, any and all post-Closing rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective representatives arising under or based upon any Applicable Law, except in the event of fraud or pursuant to the indemnification provisions set forth in this Article VI. Nothing in this Article VI shall limit any Person’s right to (a) seek and obtain any injunctive relief to which any Person shall be entitled, or (b) assert claims otherwise allowed against the R&W Insurance Policy, if any.

6.6           Method of Asserting Claims. As used herein, an “Indemnified Party” shall refer to a Buyer Indemnified Party or a Seller Indemnified Party, as applicable, and the “Indemnifying Party” shall refer to the Party or Parties obligated to indemnify such Indemnified Party.

(a)            In the event that any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or instituted by any third party (any such third party Proceeding being referred to as a “Claim”) against such Indemnified Party with respect to which the Indemnifying Party is or may be obligated to provide indemnification under this Agreement, then such Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except and only to the extent that the Indemnifying Party forfeits material rights or defenses by reason of such failure. The Indemnifying Party shall be entitled to contest and assume the defense of such Claim at the Indemnifying Party’s sole expense, provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful, (ii) diligently contests and defends such Claim, and (iii) agrees in writing to indemnify the Indemnified Party with respect to all Losses arising from such Claim. Notice of the intention to contest and assume the defense of such Claim shall be given by the Indemnifying Party to the Indemnified Party within ten (10) days after the Indemnified Party’s notice of such Claim (but, in any event, at least five (5) Business Days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys reasonably acceptable to the Indemnified Party employed by the Indemnifying Party at the Indemnifying Party’s sole cost and expense. If the Indemnifying Party fails to give such notice or assume such defense, then the Indemnified Party shall be entitled to undertake such defense and seek indemnification from the Indemnifying Party for any and all Losses based upon, arising from or relating to such Claim. If the Indemnifying Party elects to contest and assume the defense of a Claim, the Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Indemnified Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Party), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. Notwithstanding the foregoing, if (A) a Claim involves criminal liability, seeks equitable relief or any non-monetary remedy or award, (B) the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, (C) the Indemnifying Party fails to provide the Indemnified Party with reasonable assurance of the Indemnifying Party’s financial capacity to diligently defend such Claim, or (D) the conduct of the defense of the Claim by the Indemnifying Party could reasonably be expected to prejudice the rights or obligations of the Indemnified Party, then, in each such case, the Indemnified Party alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Party does not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.

(b)            The Indemnifying Parties and the Indemnified Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Claim, including making available (subject to the provisions of Section 9.2 of this Agreement, records relating to such Claim, and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses)) to the defending party the representatives of the non-defending party as may be reasonably necessary for the preparation of the defense of such Claim.

(c)            Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consent will not be unreasonably withheld or delayed.

(d)            If any Indemnified Party has a claim which does not result from a Claim, the Indemnified Party shall deliver a notice of such claim to the Indemnifying Party, setting forth in reasonable detail the identity, nature and estimated amount of Losses (if reasonably determinable) related to such claim or claims, with reasonable promptness and in all events prior to the expiration of the Indemnifying Party’s indemnification obligation hereunder. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. The Indemnifying Party shall have fifteen (15) days after its receipt of such notice to respond in writing to such claim. If the Indemnifying Party does not so respond within such fifteen (15) day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnified Party shall be entitled to indemnification in the amount of such Claim, subject to the terms and conditions of this Agreement. If a timely objection is made in writing in accordance with this Section 6.6(d), the Indemnified Party shall have fifteen (15) days to respond in a written statement to the objection. If, after such fifteen (15) day period, there remains a dispute as to the claim, the Parties shall attempt in good faith for thirty (30) days to agree upon the rights of the Parties with respect to each claim before pursuing any other remedies.

6.7            Limitations on Indemnification. Except with respect to Losses due to fraud, the aggregate indemnification obligations of the Indemnifying Parties under Section 6.3 or Section 6.4 shall not exceed an amount equal to the Consideration actually paid by Buyer to Seller hereunder.

6.8            Adjustments to Consideration. Any indemnification payable under this Article VI shall be, to the extent permitted by Applicable Law, an adjustment to the Consideration.

Article VII
TERMINATION

7.1            Termination. The Parties may terminate this Agreement as provided below:

(a)            Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)            by Seller or Buyer if there shall be in effect a final, nonappealable Order of a Governmental Body prohibiting or permanently enjoining the consummation of the transactions contemplated hereby;

(c)            at the election of Seller or Buyer on or after February 28, 2022 (the “End Date”); provided, that neither Seller nor Buyer may terminate this Agreement pursuant to this Section 7.1(c) if it is in breach of any of its obligations hereunder and such breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the transaction set forth in Article V prior to the End Date, or (ii) the failure of the Closing to have occurred prior to the End Date; provided, further, that no Party shall have the right to terminate this Agreement pursuant to this Section 7.1(c) in the event any other Party has initiated proceedings to specifically enforce this Agreement while such proceedings are still pending;

(d)            Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) in the event Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and, if susceptible to cure, the breach has continued without cure for a period of ten (10) Business Days after the notice of breach, or (ii) if the Closing shall not have occurred on or before the End Date by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure of Closing to be consummated by the End Date results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

(e)            Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and, if susceptible to cure, the breach has continued without cure for a period of ten (10) Business Days after the notice of breach or (ii) if the Closing shall not have occurred on or before the End Date by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure of Closing to be consummated by the End Date results primarily from a Seller themselves breaching any representation, warranty or covenant contained in this Agreement); or

(f)            by Seller or Buyer if the Primary Purchase Agreement is terminated.

7.2            Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1, this Agreement will become void and have no effect, and no Party will have any Liability or any further obligation to any other Party, except as provided in this Section 7.2. The obligations of the Parties to this Agreement under Article VI (Survival; Indemnification), Article IX (Miscellaneous) and this Section 7.2 shall survive any termination of this Agreement.

Article VIII
POST-CLOSING COVENANTS

8.1            Agreement Not to Compete or Solicit by Seller and its Affiliates. Seller, for itself and on behalf of its controlled Affiliates, hereby acknowledges and agrees that Buyer and its Affiliates are entitled to protect and preserve the going concern value of the VEBA Business and the Acquired Assets, and that Buyer would not have entered into this Agreement absent the following provisions:

(a)            Non-Compete and Non-Solicitation for Seller and its Affiliates. For a period of seven (7) years from and after the Closing Date, Seller will not, and will cause each of its controlled Affiliates not to (other than on behalf of Buyer or its Affiliates), directly or indirectly, or individually or collectively, whether as a consultant, agent, shareholder, owner, partner, director, officer, principal, member, employee, or in any other capacity or manner whatsoever, anywhere in the United States of America, do any of the following:

(i)            engage in or assist others in engaging in a business competitive with the VEBA Business as it exists as of the Closing (the “Restricted Business”); or

(ii)            contact or solicit any of Buyer’s customers, clients, accounts or vendors obtained in connection with the transactions contemplated by this Agreement (each, a “Restricted Party”) for the purposes of developing a business relationship with such Restricted Party that would reasonably be expected to adversely interfere with such Restricted Party’s relationship with the Restricted Business;

provided, that this Section 8.1 shall not prohibit, prevent or restrict Seller or any of its controlled Affiliates from (x) acquiring any Person who engages in the Restricted Business if the Restricted Business does not constitute a material portion of such Person’s business at the time of acquisition or (y) cooperating with any Restricted Party as permitted under Section 5 of the Distribution Partnership Agreement (as defined in the Primary Purchase Agreement); provided, further, that in the event the Distribution Partnership Agreement is terminated prior to the seven (7) year anniversary of the Closing Date, the restrictions in this Section 8.1(a) shall expire after the later of (I) the five (5) year anniversary of the Closing Date, and (II) the date on which the Distribution Partnership Agreement is terminated.

(b)            Acknowledgment. The restrictive covenants contained in this Section 8.1 are covenants independent of any other provision of this Agreement and the existence of any claim that Seller or a Seller Indemnified Party may allege against Buyer or any of its Affiliates, whether based on this Agreement or otherwise, will not prevent the enforcement of the covenants in this Section 8.1. Seller, for itself and on behalf of its controlled Affiliates, agree that Buyer and its Affiliates will be entitled to an injunction to prevent actual or threatened breaches of the provisions of this Section 8.1 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Buyer or its Affiliates may be entitled at law or in equity. In the event of litigation regarding the covenants in this Section 8.1, the prevailing party in such litigation will, in addition to any other remedies the prevailing party may obtain in such litigation, be entitled to recover from the other party its reasonable legal fees and out of pocket costs incurred by such party in enforcing or defending its rights hereunder. To “prevail” hereunder will be determined by the trier of fact in such matter. The length of time for which the covenants in this Section 8.1 will be in force will include (and will be extended for) any period of violation or any other period required for litigation during which Buyer or its Affiliates seeks to enforce covenants in this Section 8.1. Seller, for itself and on behalf of its controlled Affiliates, acknowledges and agrees that the provisions of this Section 8.1 are no greater than necessary to protect Buyer’s and its Affiliates’ legitimate interests in the VEBA Business, and covenants, for itself and on behalf of its controlled Affiliates, not to agree or argue to the contrary. If a court of competent jurisdiction should conclude that any provision contained herein is too broad or restrictive to be enforceable, then the Parties agree that the court will have the authority to modify such provision to the minimum extent necessary to make the provision reasonable and enforceable and, as so modified, the provision shall be fully enforceable. The provisions of this Section 8.1, rather than Section 9.16, shall apply to enforcement of the covenants set forth in this Section 8.1.

8.2            Tax Matters.

(a)            Tax Reporting. MII Life shall provide all Tax reporting that it is required to provide under Applicable Law or any Assumed Contract related to the underlying VEBA Accounts for all periods prior to the Closing. Such Tax reporting shall be at MII Life’s sole cost and expense.

(b)            Tax Allocation of Consideration. The Parties agree that the Consideration, and any other amount treated as consideration for U.S. federal income Tax purposes, that is apportioned between the Acquired Assets pursuant to Section 1.8 will be allocated among the Acquired Assets in accordance with Section 1060 of the Code and the Regulations promulgated thereunder (the “Proposed Allocation”). The Proposed Allocation will be prepared in accordance with the methodology set forth on Exhibit B hereto. The Proposed Allocation will be delivered by Buyer to Seller within sixty (60) days after the Closing Date. Buyer and Seller will work in good faith to resolve any disputes relating to the Proposed Allocation within ten (10) days after the delivery of the Proposed Allocation to Seller. If Buyer and Seller do not reach an agreement within such period, the dispute will be submitted to an independent public accounting firm which is mutually agreeable to Buyer and Seller (the “Independent Accountants”) for resolution applying the principles, policies and practices referred to in this Section 8.2. If issues are submitted to the Independent Accountants for resolution, (i) Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that Party and its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; and (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to Seller and Buyer within thirty (30) days after the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the Parties. The fees and costs of (A) the Independent Accountants for such determination and (B) any enforcement of its determination, shall be borne by Seller on one hand and Buyer on the other hand in inverse proportion as they may prevail on the matters resolved by the Independent Accountants, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accountants at the time of their resolution of the matters in dispute. The Proposed Allocation, as accepted or as finally agreed or determined, will be the “Final Allocation” and Buyer and Seller will prepare and file all statements, forms, and Tax Returns in a manner consistent with the Final Allocation, and neither Buyer nor Seller will take a position that is inconsistent with the Final Allocation before any Governmental Body or in any proceeding relating to Taxes except as otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or equivalent provision of state, local, or foreign Law).

(c)            Transfer Taxes. All transfer, documentary, sales, use, registration, value-added and other similar Taxes including, for the avoidance of doubt, any real property transfer taxes, and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid 50% by Buyer and 50% by Seller. Seller and Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of any Applicable Law and to the extent any exemptions from such Taxes are available Buyer and Seller shall cooperate to prepare any certificates or other documents necessary to claim such exemptions.

8.3            Books and Records. From and after the Closing, each Party shall preserve and keep all Books and Records, Account Information and Files and other information to the extent relating to the accounting, business and financial affairs of the VEBA Business or Acquired Assets that relate to the period prior to the Closing Date, for six (6) years after the Closing Date or such longer time as required by Applicable Law.

8.4            Amendments to R&W Insurance Policy. Buyer covenants and agrees not to, and to ensure that its officers, managers, members, directors, agents and representatives do not, take any action (or omit to take any action) the effect of which would be to modify the Insurer’s waiver of subrogation rights contained in the R&W Insurance Policy, in a manner adverse to Seller without the prior written consent of Seller.

8.5            License of Excluded Intellectual Property.

(a)            Effective as of the Closing Date, with respect to any Excluded Intellectual Property used in Seller’s VEBA Business during the twelve (12) months immediately preceding the date hereof, Seller does hereby, and shall cause its controlled Affiliates to, grant to Buyer and its Affiliates a perpetual, irrevocable, worldwide, non-terminable, non-sublicensable (except as set forth within Section 8.5(b)), non-transferable (except as set forth within Section 8.5(c)), non-exclusive, royalty-free, fully paid-up license to make, have made, use, sell, offer to sell, import, provide, commercialize, practice, copy, perform, display, render, develop, create derivative works from and otherwise exploit such Excluded Intellectual Property solely in substantially the same manner and scope such Excluded Intellectual Property was used in connection with Seller’s VEBA Business as conducted during the twelve (12) months immediately preceding the date hereof, including any natural improvements and extensions to Seller’s VEBA Business, which license shall survive any transfer, whether in whole or in part, of any such licensed Excluded Intellectual Property. At any time until twelve (12) months after the Closing Date, Buyer may request, and Seller shall provide, one (1) copy of any Software included in such licensed Excluded Intellectual Property, if any, including documentation and source code that is reasonably available, that (i) is subject to the license granted to Buyer under this Section 8.5(a); (ii) has not already been provided to Buyer, and (iii) is not otherwise in the possession of Buyer or its Affiliates. Buyer shall, and shall cause its Affiliates, to use commercially reasonable efforts to maintain any Trade Secrets contained within such licensed Excluded Intellectual Property as confidential, including refraining from disclosing such Trade Secrets to any other Person who is not bound by obligations of confidentiality other than pursuant to reasonable confidentiality terms (including in connection with sublicenses). Any improvements or modifications to, or derivative works of, such licensed Excluded Intellectual Property made by or on behalf of Buyer or its Affiliates shall be owned by Seller; provided, that, for the avoidance of doubt, all such improvements, modifications and derivative works shall be deemed to be included within the Excluded Intellectual Property.

(b)            Buyer may sublicense the rights contained within Section 8.5(a) without prior written consent of Seller only to any of their respective suppliers, contractors, consultants or representatives for the purpose of providing products and services to or otherwise acting on behalf of and at the direction of Buyer or its Affiliates and in any event in a manner consistent with how such party sublicenses its own comparable Intellectual Property.

(c)            Buyer may not assign the rights contained within Section 8.5(a) without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed; provided, that Buyer may assign or transfer such rights in whole or in part without the prior written consent of Seller in connection with any merger, public offering, consolidation, reorganization, or sale of any divisions, businesses, operating units or portion of such party or its respective Affiliates or substantially all of the assets related to any such division, business, operating unit or portion.

Article IX
MISCELLANEOUS

9.1            Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that the Parties or their Affiliates may make public disclosure following the Closing, and shall also be entitled to disclose the material terms hereof, as required by Applicable Law (including any applicable securities exchange rules) or in connection with the ordinary course reporting or disclosure activities of such Party or its Affiliates. Notwithstanding the foregoing, the Parties and their Affiliates may make disclosure of the transactions contemplated by this Agreement to their employees following the earlier of (x) the close of trading on Nasdaq on the date of this Agreement or (y) the public announcement of the transactions contemplated by this Agreement, without the prior written approval of the other Parties. Buyer further acknowledges any notification by Seller to the Minnesota Department of Commerce of the transactions contemplated by this Agreement prior to the date hereof is not considered a breach of Aware’s obligations pursuant to that certain Mutual Confidentiality Agreement, dated November 24, 2020.

9.2            Confidentiality. Except as set forth in Section 9.1 above, Seller will maintain in confidence, and will cause its controlled Affiliates and their directors, officers, managers, employees, agents, advisors and owners to maintain in confidence any written, oral or other confidential information involving or relating to the Acquired Assets or other information provided to it by Buyer in connection with this Agreement or the transactions contemplated hereby, unless (a) such information becomes publicly available through no fault of such Party which would constitute a breach of this Section 9.2, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with any Proceedings or under Applicable Laws (including any applicable securities exchange rules). Except to the extent disclosed in any press release or public announcement pursuant to Section 9.1 above and subject to the terms of this Section 9.2, the Parties shall keep confidential and not disclose to any Person the existence and terms of the Parties’ discussions and this Agreement. The Parties acknowledge that the obligations of the Parties under that certain Mutual Confidentiality Agreement, dated November 24, 2020, shall terminate and be of no further force and effect (i) with respect to Seller’s VEBA Business, as of the consummation of the transactions contemplated by this Agreement and (ii) with respect to the Spending Account Business, as of the consummation of the transactions contemplated by the Primary Purchase Agreement.

9.3            Further Acts and Assurances. The Parties agree that, at any time and from time to time, on and after the Closing Date, upon the reasonable request of another Party, they will do or cause to be done all such further acts and things and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any and all papers, documents, instruments, agreements, assignments, transfers, assurances and conveyances as may be necessary or desirable to carry out and give effect to the provisions and intent of this Agreement. In addition, from and after the Closing Date, Buyer and Seller will afford to the other and their respective attorneys, accountants and other representatives access, during normal business hours, to such personnel, Books and Records relating to Seller’s VEBA Business as may reasonably be required in connection with the preparation of financial information, the filing of Tax Returns and, solely in the case of Buyer, the operation of Seller’s VEBA Business, and will cooperate in all reasonable respects in connection with Proceedings asserted by or against third parties, relating to or arising from the transactions contemplated hereby. In furtherance and not in limitation of the foregoing, MII Life shall promptly provide at Buyer’s request any and all consents and other instruments and documents which allow the use of any of the VEBA Business’s names, or any derivative thereof, in all jurisdictions where MII Life is registered and/or licensed to do business in order to facilitate Buyer’s filings in such jurisdiction for the purpose of conducting MII Life’s VEBA Business therein.

9.4            No Third-Party Beneficiaries. Except for the Buyer Indemnified Parties and Seller Indemnified Parties, this Agreement shall not confer any rights or remedies on any Person other than the Parties and their respective successors and permitted assigns.

9.5            Entire Agreement. This Agreement and the Primary Purchase Agreement, including the schedules, Disclosure Schedules and the other documents delivered by the Parties in connection herewith and therewith, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. This Agreement and the other documents delivered by the Parties in connection herewith supersede all prior agreements and understandings between the Parties with respect to the subject matter hereof and thereof (excluding, for the avoidance of doubt, the Primary Purchase Agreement).

9.6            Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns but, except as hereinafter provided in this Section 9.6, nothing in this Agreement is to be construed as an authorization or right of any Party to assign its rights or delegate its duties under this Agreement without the prior written consent of the other Parties, which consent may be withheld at each such Party’s sole and absolute discretion.

9.7            Counterparts. This Agreement may be executed in one or more counterparts, including by PDF, DocuSign or other facsimile, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

9.8            Headings; Definitions. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

9.9            Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when sent if sent by e-mail (or, if after 5:00 pm in the location of the recipient’s primary office, then on the next Business Day). Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Buyer: c/o HealthEquity, Inc. 15 West Scenic Pointe Drive Suite 100 Draper, UT 84020 Attention: Jon Kessler Delano Ladd Email: jkessler@healthequity.com dladd@healthequity.com	with a copy to (which shall not constitute notice): Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 Attention: Matthew Haddad Email: mhaddad@willkie.com

Notices to Seller:

MII Life Insurance, Incorporated

Attention: John Uribe (Corporate
Development) and Michelle Schultz (Legal)

Email: John.Uribe@bluecrossmn.com and Michelle.Schultz@bluecrossmn.com

Aware Integrated, Inc.

Attention: John Uribe (Corporate
Development) and Michelle Schultz (Legal)

Email: John.Uribe@bluecrossmn.com and Michelle.Schultz@bluecrossmn.com with a copy to (which shall not constitute notice):

Taft Stettinius & Hollister LLP

2200 IDS Center

80 South Eighth Street

Minneapolis, Minnesota 55402-2157

Attention: Steve Kozachok

Email: skozachok@taftlaw.com

9.10            Governing Law; Venue. This Agreement, including the documents, instruments and agreements to be executed and/or delivered by the Parties pursuant hereto, shall be construed, governed by and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of comity or conflicts of laws thereof. Any Proceeding permitted by the terms of this Agreement to be filed in a court, which Proceeding is brought to enforce, challenge or construe the terms or making of this Agreement or any of the Ancillary Documents, and any claims arising out of or related to this Agreement or any of the Ancillary Documents, shall be exclusively brought and litigated exclusively in a state or federal court having subject matter jurisdiction and located in the State of Delaware. For the purpose of any Proceeding instituted with respect to any claim arising out of or related to this Agreement or any of the Ancillary Documents, each Party hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts having subject matter jurisdiction and located in the State of Delaware. Each Party hereby irrevocably waives any objection or defense which it may now or hereafter have of improper venue, forum non conveniens, or lack of personal jurisdiction.

9.11            Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.12            Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.13            Expenses. Except as provided for in Article VI, each of the Parties shall be responsible for and bear all of its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

9.14            Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the Ancillary Documents shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement or the Ancillary Documents. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

9.15            Incorporation of Exhibits, Annexes and Schedules. The Exhibits, Annexes and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.16            Specific Performance. The Parties hereby acknowledge and agree that the failure of Seller or Buyer to perform its agreements and covenants hereunder will cause irreparable injury to the other, for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of temporary, preliminary and permanent injunctive relief by the courts referenced in Section 9.10 to compel performance of such Party’s obligations, or to prevent breaches or threatened breaches of this Agreement, and to the granting by the courts referenced in Section 9.10 of the remedy of specific performance of its obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on and as of the date first above written.

BUYER:		SELLER:

Viking Acquisition Corp.		MII Life Insurance, Incorporated

By:	/s/ Jon Kessler	By:	/s/ Garrett Black
Name:	Jon Kessler	Name:	Garrett Black
Title:	President & Chief Executive Officer	Title:	President and Chief Executive Officer

GUARANTOR:

HealthEquity, Inc.

By:	/s/ Jon Kessler
Name:	Jon Kessler
Title:	President & Chief Executive Officer

[Signature Page – Asset Purchase Agreement]

ANNEX I
DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified:

“Account Deposit” means the cash balance credited to any given VEBA Account and the fair market value of securities purchased by the account holder of any such VEBA Account.

“Account Information and Files” means the following information with respect to the VEBA Accounts related to any Acquired Asset: (a) all customer identifying, demographic and contact information (e.g., name, telephone number, address, e-mail address, social security number, birthdate) in Seller’s possession, (b) all Account identifying information (e.g., Account name (if applicable), Account number or other identifying number), (c) balance information (both deposit balances and investment balances), (d) historical transaction information and other Account history, (e) the date of last contribution and date of last withdrawal, if any, and (f) such additional information as Buyer may from time to time reasonably request.

“Acquired Assets” has the meaning set forth in Section 1.1.

“Acquired IP” has the meaning set forth in Section 1.1(e).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Affiliated Group” means any affiliated group within the meaning set forth in Section 1504(a) of the Code.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Bill of Sale, the Assignment and Assumption Agreement, and any other document, agreement, instrument or certificate entered into, executed and/or delivered in connection with this Agreement.

“Anti-Corruption Laws” has the meaning set forth in Section 2.17.

“Applicable Laws” means any and all applicable laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, and Orders adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body.

“Assignment and Assumption Agreement” has the meaning set forth in Section 5.1(g)(ii).

“Assumed Contracts” has the meaning set forth in Section 1.1(b).

“Assumed Liabilities” has the meaning set forth in Section 1.3(a).

“Aware” has the meaning set forth in the Recitals.

A-I-1

“Benefit Arrangement” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other compensation and benefits plans, policies, trust funds, programs, arrangements or payroll practices, including Multiemployer Plans, and each other stock purchase, stock option, restricted stock, profit sharing, pension, savings, severance, retention, employment, consulting, commission, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit, insurance, welfare, post-retirement health or welfare, health, life, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, restrictive covenant, and other benefit plan, policy, trust fund, program, arrangement or payroll practice, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, funded, unfunded, insured or self-insured.

“Bill of Sale” has the meaning set forth in Section 5.1(g)(i).

“Books and Records” means all data, books, records, documents and files (including electronic or computerized data, books, records, documents and files) related to the VEBA Accounts, including client and customer lists and records, referral sources, research and development reports and records, production reports and records, service and warranty records, operating logs, operating guides and manuals, creative materials, advertising materials, promotional materials, studies, reports, correspondence, ledgers, lists, plats, drawings, specifications and other similar documents, and records and copies of all financial and accounting records and personnel records relating to the Acquired Assets or the Assumed Liabilities.

“Business Day” means any day except Saturday, Sunday and any day which is a legal holiday or day which banking institutions in the State of Minnesota or State of Utah generally are authorized or required by law or other agreements to remain closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 6.3.

“Change” has the meaning set forth in the definition of Material Adverse Effect.

“Claim” has the meaning set forth in Section 6.6(a).

“Closing” has the meaning set forth in Section 1.5.

“Closing Date” has the meaning set forth in Section 1.5.

“Communication Plan” has the meaning set forth in Section 4.2(c).

“Company Contributor” has the meaning set forth in Section 2.13(g).

“Consideration” shall mean the Estimated Consideration or Final Consideration, as applicable.

A-I-2

“Constituent Documents” means the organizational and other governing documents of a Party, including, the articles of incorporation, bylaws, operating agreement or similar documents, if any, and voting agreement, if any.

“Contract(s)” means all agreements, contracts, leases, consensual obligations, promises, undertakings, license agreements, commitments, arrangements or understandings (whether written or oral, express or implied and whether or not legally binding) of any type, nature or description. As used herein, the word “Contract” shall be limited in scope if modified by an adjective specifying the type of contract to which this Agreement or a Section hereof refers.

“Data Protection Laws” has the meaning set forth in Section 2.6(a).

“Data Protection Requirements” has the meaning set forth in Section 2.6(a).

“Data Systems” means computer, electronic or telecommunications or network systems of any variety (including data bases, websites, hardware, software, storage, switching and interconnection devices and mechanisms, whether on-premises or provided as a service by a third party).

“Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article II of this Agreement.

“Encumbrance” means any encumbrance, charge, claim, condition, equitable interest, lien (statutory or otherwise), option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, restriction on transfer or use, right of first refusal, right of first offer, encroachment or restriction on exercise of any other attribute of ownership.

“End Date” has the meaning set forth in Section 7.1(a).

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Intellectual Property” means any Intellectual Property (including Software, but excluding Trademarks), owned by Seller and its Affiliates as of the date hereof that is not Acquired IP.

“Excluded Liabilities” means all Liabilities of Seller other than the Assumed Liabilities.

“Final Allocation” has the meaning set forth in Section 8.2(b).

“Governmental Body” means any (a) nation, state, county, city, town, village, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental body of any nature (including any administrative agency, governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal), and/or (d) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

A-I-3

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant thereto or any successor law.

“Indebtedness” means, as of any date of determination, (a) all indebtedness of a Person for borrowed money or in respect of loans or advances, (b) all obligations of a Person evidenced by bonds, notes, debentures, letters of credit (to the extent drawn), bankers acceptances or similar instruments, (c) all obligations of a Person for the deferred purchase price of assets, property or services, including without limitation, any royalty or earn-out payments, (d) all capitalized lease obligations of a Person, (e) all payments such Person would have to make in the event of any early termination on the date Indebtedness is being determined in respect of outstanding interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging agreements, (f) all guarantees of any of the foregoing or any other indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse) and (g) all accrued interest, prepayment premiums, fees (including loan management fees) or penalties directly related to the payment of each of the foregoing.

“Indemnified Party” has the meaning set forth in Section 6.6.

“Indemnifying Party” has the meaning set forth in Section 6.6.

“Independent Accountants” has the meaning set forth in Section 8.2(b).

“Insurer” means the issuer of the R&W Insurance Policy, if any.

“Intellectual Property” means all of the following, worldwide, whether registered, unregistered or registrable: (a) patents and patent rights, in any jurisdiction, including all provisionals, re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals and extensions, (b) trademarks and trademark rights, trade names, service marks, trade dress, logos, slogans, product configurations, service names, brand names, and other indications of origin, in any jurisdiction and all goodwill associated therewith (“Trademarks”), (c) inventions, processes, formulae, trade secrets, processes, discoveries, improvements, ideas, models, algorithms, systems, processes, technology, research schematics, data and database rights, designs, methodologies, customer lists, supplier lists, technical information and information technology, know-how other rights in confidential and other nonpublic information that derive economic value from not being generally known and not being readily ascertainable by proper means, including the right in any jurisdiction to limit the use or disclosure thereof (“Trade Secrets”), (d) copyrights, writings, designs, mask works, Software (in any form or format, including all source codes), content and other original works of authorship in any medium, including applications or registrations in any jurisdictions for the foregoing and all moral rights in the foregoing, (e) all rights in internet web sites, internet domain names, telephone numbers, telecopy numbers, websites, URLs and email addresses and related documentation, (f) social media accounts, the usernames and passwords associated therewith, and all content contained therein; (g) any other intellectual property or proprietary rights of any kind, nature or description; (h) all pending applications for the issuance or registration of any of the foregoing in any jurisdiction, and (i) any tangible embodiments of the foregoing (in whatever form or medium).

A-I-4

“Intellectual Property License” means any Contract pursuant to which (a) Seller obtains a license or any other right to use or otherwise exploit any Intellectual Property which is not owned by Seller, (b) Seller grants any other Person or other third party a license or other right to use or otherwise exploit any Owned Intellectual Property or any other Intellectual Property that Seller controls or otherwise has the right to license or (c) Seller covenants, or is granted a covenant, not to sue using, or otherwise assert, any Intellectual Property.

“IT Systems” means the information technology and computer systems (including all Software, hardware, and firmware, and including all network, information technology and telecommunication hardware and other equipment) owned, leased, licensed or used by Seller, relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information (whether or not in electronic format) used in the conduct of Seller’s VEBA Business, including as part of any product.

“Knowledge” as it relates to any Person means the actual knowledge of such Person if the Person is an individual, or the knowledge of any officers, directors, managers, governors or similar positions of such Person if such Person is a corporation, partnership, association, limited liability company, trust, unincorporated organization, other entity or group, in each case, including such knowledge as has been, or would be reasonably likely to be, obtained in the normal course of business after the exercise of reasonable diligence.

“Liability” or “Liabilities” means any and all debts, accounts payable, liabilities and/or obligations of any type, nature or description (whether known or unknown, asserted or unasserted, secured or unsecured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due).

“Loss” or “Losses” has the meaning set forth in Section 6.3.

“Material Adverse Effect” means with respect to Seller’s VEBA Business and Seller’s Spending Account Business, together, any circumstance, state of facts, development, event, change or effect (“Change”) that is, has been or would reasonably be expected to be materially adverse, individually or in the aggregate with other events, to (x) the ability of Seller to perform any of their respective obligations, or to consummate the transactions contemplated by, this Agreement or (y) any of the conditions (financial or otherwise), properties, assets, Liabilities, business, or results of operations taken as a whole; provided, however, that, solely with respect to clause (y) above, any adverse Change arising from or relating to any of the following shall not be deemed to constitute and shall not be taken into account in determining whether there has been, a Material Adverse Effect: (a) conditions affecting the United States economy or the global economy, in each case, as a whole, or the industry in which Seller operates; (b) national or international political, social or public health conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (c) changes in financial, banking, or securities markets (including any disruption thereof); (d) changes in accounting principles generally accepted in the United States; (e) changes in Applicable Laws; (f) the taking of any action required to be taken by this Agreement or any of the Ancillary Documents or the failure to take any action requiring the consent of any Party which consent is withheld; (g) any “act of God,” including, but not limited to, natural disasters and earthquakes; or (h) changes resulting from the public announcement of the execution of this Agreement or any of the Ancillary Documents, except, in each case, to the extent that the VEBA Business suffers disproportionately from the foregoing.

A-I-5

“Material Contracts” has the meaning set forth in Section 2.11.

“MII Life” has the meaning set forth in the preamble.

“Non-Assignable Contract” has the meaning set forth in Section 1.7.

“Order” means any and all writs, rulings, awards, directives, injunctions (whether temporary, preliminary or permanent), judgments, decrees or orders (whether executive, judicial or otherwise) adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body.

“Ordinary Course of Business” for any Person means action that (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person and (b) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Owned Intellectual Property” means any Intellectual Property owned or purported to be owned by Seller and included in the Acquired IP.

“Parties” or “Party” has the meaning set forth in the preamble.

“Permits” shall mean all of the federal, state and local governmental permits, licenses, consents and authorizations held by Seller or any of its Affiliates, or required in connection with the use, operation or ownership of the Acquired Assets or the conduct of the VEBA Business as presently operated in the case of MII Life.

“Permitted Encumbrances” means only (a) statutory Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (b) workers or unemployment compensation Encumbrances arising in the ordinary course of business consistent with past practice; (c) mechanic’s, materialman’s, supplier’s, vendor’s or similar Encumbrances arising in the ordinary course of business consistent with past practice securing amounts that are not delinquent or past due or that are being contested in good faith; and (d) zoning ordinances, easements and other restrictions of legal record affecting real property which would be revealed by a survey or a search of public records and would not, individually or in the aggregate, materially interfere with the value or usefulness of such real property to Seller’s VEBA Business.

“Person” means any individual, sole proprietorship, firm, corporation (including any non-profit corporation), general, limited or limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated society or association, or other entity or Governmental Body.

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“Personal Data” means information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, and when referring to a Data Protection Requirement, has the same meaning as the similar or equivalent term defined thereunder.

“Pre-Closing Tax Period” means any Tax period ending prior to the Closing Date and that portion of any Straddle Period ending the day immediately preceding the Closing Date.

“Primary Purchase Agreement” has the meaning set forth in the Recitals.

“Privacy Policies” has the meaning set forth in Section 2.6(a).

“Proceeding” means any claim, suit, litigation, arbitration, hearing, audit, examination, investigation or other action (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Products and Services” means all products, technology, and services produced, marketed, licensed, sold, distributed, or performed by or on behalf of Seller with respect to the VEBA Business.

“Proposed Allocation” has the meaning set forth in Section 8.2(b).

“Proprietary Software” has the meaning set forth in Section 2.13(c).

“Purchase Price Independent Accountants” has the meaning set forth in Section 1.9(b).

“R&W Insurance Policy” means the policies of insurance issued by Illinois Union Insurance Company and Euclid Transactional, LLC insuring the accuracy of the representations and warranties contained in Article II.

“Registered Intellectual Property” has the meaning set forth in Section 2.13(c).

“Related Party Contract” has the meaning set forth in Section 4.8.

“Restricted Business” has the meaning set forth in Section 8.1(a)(i).

“Restricted Party” has the meaning set forth in Section 8.1(a)(ii).

“Seller” has the meaning set forth in the preamble.

“Seller Benefit Arrangement” means each Benefit Arrangement that is maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) by Seller or any of its ERISA Affiliates on behalf of any employee of Seller or its Affiliates who are providing services to the VEBA Business on a dedicated basis or under which Seller or any of its ERISA Affiliates has any Liability in respect of such employee.

“Seller Indemnified Parties” has the meaning set forth in Section 6.4.

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“Seller-Provided IP” means all Intellectual Property that is licensed to Buyer or SamCo pursuant to, or for which access thereto is otherwise provided to Buyer or SamCo in the Transition Services Agreement (as defined in the Primary Purchase Agreement).

“Seller’s VEBA Business” has the meaning set forth in the Recitals.

“Software” means all computer software, including assemblers, applets, compilers, source code, object code, binary libraries, development tools, design tools, user interfaces, virtualization processes, hypervisors, application, performance and database logs, in any form or format, however fixed, and all associated documentation.

“Source Code” means, collectively, any software source code, or any portion of software source code, or any proprietary information or algorithm contained in or relating to any software source code, including material related documentation, comprising Proprietary Software.

“Spending Account Business” has the meaning set forth in the Primary Purchase Agreement.

“Straddle Period” means any Tax period beginning prior to the Closing Date and ending on or after the Closing Date.

“Tax” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all federal, state, local, foreign and other income, gross receipt, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, unclaimed property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and any Liability for such amounts, including as a result either of being a member of a combined, consolidated, unitary or Affiliated Group or of a contractual obligation to indemnify any Person.

“Tax Liabilities” shall mean any Liabilities for Taxes.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Person.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademark(s)” has the meaning set forth in the definition of Intellectual Property.

“VEBA Account” means any voluntary employee beneficiary association account that is funding a health reimbursement arrangement (either Section 501(c)(9) trusts or Section 115 trusts).

“VEBA Asset Base Amount” means $283,821,707, which equals the aggregate value of all assets (whether in the form of cash, certificates of deposit, securities or otherwise) credited to the VEBA Accounts as of April 30, 2021.

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“VEBA Asset Transfer Amount” means the aggregate amount of the Account Deposits actually transferred to Buyer or its designee at the Closing in accordance with the terms hereof and for which the applicable Consent Documents relating to such Account Deposits have been delivered to Buyer by Seller prior to the Consent Solicitation End Date.

“VEBA Business” has the meaning set forth in the Recitals.

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